EXHIBIT 10.18
LEASE
THIS LEASE made the 14th day of November, 2005,
IN PURSUANCE OF THE SHORT FORMS OF LEASES ACT
BETWEEN:
592423 ONTARIO INC.,
(the “Landlord”)
OF THE FIRST PART
AND
LOYALTY MANAGEMENT GROUP CANADA INC.,
(the “Tenant”)
OF THE SECOND PART
In consideration of the premises and the mutual covenants, agreements and conditions herein contained, it is hereby covenanted, agreed and declared between the parties as follows:
ARTICLE 1.00 - DEFINITIONS
The terms defined herein shall, for all purposes of this Lease and all instruments supplemental hereto, have the following meanings, unless the context expressly or by necessary implication otherwise requires:
(a)	“Additional Rent” shall mean all sums of money, other than Basic Rent, which are required to be paid by the Tenant pursuant to any provision of this Lease.

(b)	“Additional Service” shall mean any service which is requested by the Tenant in addition to those supplied by the Landlord as part of the normal Development service and which the Landlord is prepared to supply at an additional cost to the Tenant.

(c)	“Additional Service Cost” shall mean the additional cost payable by the Tenant to the Landlord for any Additional Service.

(d)	“Basic Rent” shall mean the rent payable by the Tenant pursuant to Section 4.1.

(e)	“Building” shall mean the building and all other fixed improvements situate at any time on the Lands, all of which are commonly known as 438 University Avenue, Toronto, Ontario.

(f)	“Building Standard” shall mean the building standard established by the Landlord, including matters of design, construction and/or installation to be observed by the tenants in the Building, as amended from time to time by the Landlord, acting reasonably.

(g)	“Business Hours” shall mean the period from 7:00 A.M. to 6:00 P.M. on any Business Day and “Business Day” shall mean Monday through Friday excluding all statutory or civic holidays. “Business Operating Hours” has the meaning ascribed to it in Section 6.2 herein.

(h)	“Capital Tax” shall mean any tax or taxes payable under the Corporations Tax Act (Ontario) or under any existing or proposed federal legislation based upon or computed by reference to the paid-up capital or place of business Of the Landlord and/or the owners of the Development as determined for the purposes of such tax or based upon or computed by reference to the taxable capital employed in Canada or any similar tax levied, imposed or assessed in the future in lieu thereof or in addition thereto by any municipal, legislative or parliamentary authority.
(i)	“Common Facilities” shall mean those areas and facilities of the Development which serve the Development, including, without limitation, the landscaped areas, sidewalks, public entrance doors, halls, public lobbies, lavatories, stairways, passageways, elevators, service ramps and common loading and receiving facilities and Common Use Equipment and which are designated from time to time by the Landlord for the common use and enjoyment of the tenants in the Development, including the Tenant, and their agents, invitees, servants, employees and licensees or for use by the public, but excluding rentable premises in the Building and other portions of the Building which are from time to time designated by the Landlord for private use by one or a limited group of tenants.

G)	“Common Use Equipment” shall mean all mechanical, plumbing, electrical and HVAC equipment, pipes, ducts, wiring, machinery and equipment and other integral services, utility connections and the like providing services to the Building, but for greater certainty shall exclude any items installed by the Tenant pursuant to Sections 16.27, 16.28 and 16.29 of this Lease.

(k)	“Development” shall mean the Lands and the Building.

(I)	“Insured Damage” shall mean that part of any damage occurring to the Development, including the Premises, of which the cost of repair (except as to any reasonable deductible amount provided for in the applicable policy or policies of insurance) is recovered by the Landlord or its assignee under a policy or policies of insurance from time to time effected by the Landlord pursuant hereto or would have been recoverable had the Landlord taken out the insurance required of it pursuant to this Lease.

(m)	“Lands” shall mean the lands described in Schedule “B” attached hereto, as the boundaries thereof may be varied from time to time by additions functionally integrated therewith or by deletions for road widening or other public purposes.

(n)	INTENTIONALLY DELETED

(o)	“Lease” shall mean this lease agreement, including any Schedules, as amended from time to time pursuant hereto.

(p)	“Leasehold Improvements” shall mean all items generally considered as leasehold improvements, including, without limitation, all fixtures, equipment, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant or any previous occupant of the Premises, in the Premises, including all partitions however affixed and whether or not movable, and all wall-to-wall carpeting, other than carpeting laid over finished floors and affixed so as to be readily removable without damage; but excluding trade fixtures, furniture, unattached or free-standing partitions and equipment which is readily removable without causing material damage.

(q)	“Operating Costs” shall mean operating costs as defined in Schedule “C” attached hereto;

(r)	INTENTIONALLY DELETED

(s)	“Premises” shall mean the premises demised to the Tenant under this Lease consisting of all of the 2nd, 3rd, 4th, 5th, 6th, 7th, 8th, 9th, 10th, and 11th floors of the Building, (each containing 17,656.6 square feet of Rentable Area), for a total of 176,566 square feet of Rentable Area as per the certificate attached as Schedule “J” to this Lease, which Premises are shown on Schedule “E” attached hereto and the Rentable Area of which have been determined in accordance with the Standard Method of Floor Measurement set forth in Schedule “A”.

(t)	“Present Value” shall mean the value determined by using an annual discount rate equal to the annual rate of interest in effect as of such date of default announced by the Canadian Imperial Bank of Commerce as its prime rate, being the reference rate used by it to determine interest for loans in Canadian dollars to Canadian customers.

(u)	“Proportionate Share” shall mean a fraction having as its numerator the Rentable Area of the Premises and as its denominator the Total Rentable Area of the Building.

(v)	“Rate of Interest” shall mean the annual rate of interest announced from time to time by the Canadian Imperial Bank of Commerce as the reference rate of interest then in effect for loans to customers of varying degrees of credit-worthiness plus 3%, adjusted from time to time to reflect changes in such rate.

(w)	“Rent” shall mean Basic Rent and Additional Rent.

(x)	“Rentable Area” and “Net Rentable Area” shall mean the number of square feet of floor area determined in accordance with the method of floor measurement set forth in Schedule “A”.

(y)	“Sales Taxes” shall mean all goods and services taxes or similar taxes imposed by the government of Canada or any provincial or local government upon the Landlord or the Tenant or in respect of this Lease or the payments made by the Tenant hereunder or the goods and services provided by the Landlord hereunder, including, without limitation, the rental of the Premises and the provision of administrative services to the Tenant hereunder.

(z)	“Taxes” shall mean all taxes, rates, duties, levies, fees, charges, sewer levies, local improvement rates and assessments whatsoever imposed, assessed, levied or charged now or in the future by any school, municipal, regional, provincial, federal, parliamentary or other governmental body, corporate authority, agency or commission (including, without limitation, school boards and utility commissions) against the Development and/or the Landlord and/or the owner of the Development in connection therewith. There shall be excluded from Taxes:
(i)	land improvement levies, development charges and local improvement rates to the extent incurred in respect of the initial development of the Development or any additions thereto (including, without limitation, the construction of any additions to the Building and any additional building(s) erected on the Lands);

(ii)	the Landlord’s corporate, business, inheritance, estate, succession, income, profits and excess profits taxes and any other’,fa1<; rate, duty, fee, assessment, impost, charge or levy of a personal nature to the Landlord, including, without limitation, Capital Tax (including, without limitation, the federal Large Corporation Tax); and

(iii)	any penalties or carrying charges relating to the late payment by the Landlord of Taxes or any installment(s) thereof.
(aa)	“Tenant’s Taxes” shall mean the aggregate of:
(i)	all taxes imposed upon the Tenant which are attributable to the personal property, furnishings, fixtures and Leasehold improvements installed in the Premises; and

(ii)	all taxes imposed upon the Tenant which are attributable to the business, income or occupancy of the Tenant or any other occupant of the Premises and to the use of any of the Common Facilities by the Tenant or other occupant of the Premises.
(bb)	“Term” shall mean the term of this Lease as specified in Section 3.3 as same may be extended pursuant to Section 16.26 of this Lease.

(cc)	“Total Rentable Area of the Building” shall mean the aggregate of all Rentable Areas (including the Premises) of the Building, measured in accordance with the method of floor measurement specified in Schedule “A” of this Lease, excluding all storage areas located below grade.
ARTICLE 2.00 — GENERAL COVENANTS
2.1	Tenant’s Covenants

The Tenant covenants with the Landlord:
(a)	to pay Rent; and

(b)	to observe and perform all the covenants and obligations of the Tenant herein.
2.2	Landlord’s Covenants

The Landlord covenants with the Tenant:
(a)	for quiet enjoyment; and

(b)	to observe and perform all the covenants and obligations of the Landlord herein.
ARTICLE 3.00 — DEMISE AND TERM
3.1	Demise of Premises

The Landlord hereby demises and leases unto the Tenant, and the Tenant hereby leases from the Landlord, the Premises for the Term and subject to the provisions of this Lease.

3.2	License Over Certain Common Facilities

The Landlord hereby grants to the Tenants its agents, employees, invitees and other persons transacting business with it, in common with all others entitled thereto, a license to have the use of such of the Common Facilities as is reasonably necessary for the use, enjoyment and access to the Premises, including, without limitation, the entrances to the Building, the elevators, stairways, corridors, foyers, lobbies and lavatories; provided, however, that such use shall be subject to all other provisions contained in this Lease and to the Landlord’s Rules and Regulations referred to in Section 7.6.

3.3	Term

To have and to hold the Premises for and during the term of ten (10) years and 14 days (the “Term”), commencing September 17th, 2007, or such date as may be extended pursuant to Section 16.19 hereof (the “Commencement Date”) and ending September 30th, 2017.

The Tenant shall have the right to occupy and commence operation in the Premises prior to the Commencement Date, provided that both the Tenant’s Work and Landlord’s Work have been completed. Should the Tenant occupy the Premises prior to the Commencement Date, the Tenant shall be governed by the terms and conditions of this Lease, save for the payment of any Basic Rent, and the Tax component of Additional Rent. For clarity purposes, the Tenant shall be responsible for the payment of Operating Costs and the Tenant hydro for the portion of the Premises that it occupies and operates its business in prior to the Commencement Date. Should the Tenant request the Landlord to complete the Landlord’s Work prior to December 31, 2006 (on space that is located on the 4th to 7th floors only), the Tenant shall be responsible for the payment of Additional Rent for any period that it occupies and operates its business in prior to December 31, 2006. Prior to occupancy, the Tenant shall provide evidence of insurance coverage satisfactory to the Landlord, acting reasonably.

3.4	Overholding

If the Tenant occupies any part of the Premises after the expiration or sooner termination of the Term without objection by the Landlord, the Tenant shall be deemed to be only a monthly tenant at a monthly basic rent payable in advance and equal to one and one-quarter (VA) of the monthly Basic Rent payable immediately prior to the overholding, plus additional rent equivalent to Additional Rent hereunder, and otherwise on the same terms as herein contained, except for any right of renewal; and such tenancy may be terminated by either the Landlord or the Tenant on 30 days’ notice to the other. Nothing herein shall limit the liability of the Tenant in damages or otherwise.

3.5	Leasehold Improvements
(a)	Subject to Sections 3.5(b) and (c) and Sections 16.27, 16.28, 16.29 and 16.30, upon the expiration or other termination of this Lease, all Leasehold Improvements in the Premises, including all fixed partitions (including floor to ceiling partitions which, although demountable, involve attachment to any floor, ceiling or permanent wall such that they cannot be removed without damage to the Premises, but excluding the Tenant’s movable partitions, such as free-standing partitions or partial height partitions which can be removed without damage to the Premises and which shall be deemed to be removable trade fixtures) shall remain upon and be surrendered with the Premises as a part thereof without disturbance, molestation or injury and the same and any trade fixtures not removed or not in the process of being removed by the Tenant are the property of the

Landlord absolutely, free of any liens or encumbrances and without payment therefore to the Tenant.
(b)	The Landlord may, by notice to the Tenant prior to or promptly after the expiration or other termination of this Lease, require the removal forthwith, at the expense of the Tenant, of any or all of the Tenant’s trade fixtures and the repair forthwith of any damage to the Premises or the Development caused by such removal, such work to be done forthwith by or at the direction of the Landlord and at the expense of the Tenant. If such notice is given prior to the expiration or other termination of this Lease, such removal and repair shall be completed by such expiration or termination.

(c)	Notwithstanding anything herein contained, provided the Tenant has paid the Rent hereby reserved and performed and observed all the covenants and conditions herein contained, the Tenant shall have, at the expiration or other termination of this Lease, the right to remove its trade fixtures, furnishings and equipment provided that the Tenant repairs by the expiration or other termination of this Lease, at its own expense, any damage to the Premises or the Development caused by such removal, such work to be done by or at the direction of the Landlord and at the expense of the Tenant.
ARTICLE 4.00 — RENT
4.1	Basic Rent

The Tenant shall pay to the Landlord yearly and every year during the Term without any set-off, compensation or deduction whatsoever, except as is otherwise specifically provided for in this Lease, Basic Rent in Canadian dollars as follows:
(a)	For the first year (plus 14 days) to the end of the fifth year, the sum of $16.00 per square foot of Rentable Area annually plus G.S.T., payable in advance in equal consecutive monthly installments on the first day of each and every month during such period; and

(b)	for years six to ten inclusive, the sum of $16.50 per square foot of Rentable Area annually plus G.S.T., payable in advance in equal consecutive monthly installments on the first day of each and every month during such period.
4.2	Additional Rent

The Tenant shall pay to the Landlord during the Term, when due, as Additional Rent:
(a)	all Tenant’s Taxes;

(b)	that portion of Taxes payable by the Tenant pursuant to Section 5.3;

(c)	the Tenant’s Proportionate Share of Operating Costs pursuant to Section 6.1;

(d)	all Additional Service Costs payable by the Tenant; and

(e)	all other amounts payable by the Tenant pursuant to this Lease.

4.3	Payment of Additional Rent

The Additional Rent specified in Sections 4.2(b) and (c) shall be paid and adjusted with reference to a fiscal period of 12 calendar months, which shall be the 12-month period ending on December 31st in each year during the Term, unless the Landlord, by notice to the Tenant, shall from time to time have selected a fiscal period which ends on a different date (but which shall be a 12-month period, except where a shorter broken fiscal period occurs at the commencement or end of the Term or is necessary to accommodate a change in the fiscal period made during the Term). From time to time throughout the Term, the Landlord shall give notice to the Tenant of the Landlord’s estimate of such Additional Rent to be paid by the Tenant during the next ensuing fiscal period. Each estimate shall be reasonable. Such Additional Rent payable by the Tenant shall be paid in equal monthly installments in advance at the same time as payment of Basic Rent is due hereunder and shall be based on the Landlord’s estimate as aforesaid. From time to time the Landlord may re-estimate on a reasonable basis the amount of such Additional Rent for any fiscal period, in which case the Landlord shall give notice to the Tenant of such re-estimate and fix new equal monthly installments for the remaining balance of such fiscal period so that after giving credit for the installments paid by the Tenant on the basis of the previous estimate or estimates, all the Additional Rent as estimated or re-estimated will have been paid during such fiscal period.

All Additional Service Costs shall be paid by the Tenant within 5 days after receipt by it from time to time of invoices from the Landlord specifying the amounts thereof.

4.4	Adjustment of Additional Rent

The Landlord agrees to provide the Tenant with an audited accounting of the actual Additional Rent payable to the Landlord pursuant to Sections 4.2(b) and 4.2(c) in respect of the relevant fiscal period referred to in Section 4.3 within one hundred and twenty (120) days of the end of each such fiscal period. Within thirty (30) days after the receipt of such accounting for the relevant fiscal period, either the Tenant shall pay to the Landlord any amount by which the amount found payable by the Tenant with respect to such fiscal period exceeds the aggregate of the monthly payments made by it on account thereof or the Landlord shall pay to the Tenant any amount by which the amount found payable as aforesaid is less than the aggregate of such monthly payments. The Tenant shall have the right exercisable by the delivery of written notice to the Landlord within eighteen (18) months following receipt by it of the relevant audited accounting of such Additional Rent for the relevant fiscal period, upon reasonable prior notice to have access to Landlord’s books and records respecting such Additional Rent for the relevant fiscal period for the purposes of verifying same, provided that such verification is completed by a chartered accounting firm that is not compensated on a contingency basis. Such verification shall be done at the sole cost and expense of the Tenant unless the results of such verification indicate that the said Additional Rent for the relevant fiscal period have been overstated by 4% or more, in which event Landlord shall reimburse the Tenant for its costs of such verification within fifteen (15) days of receipt of an invoice therefore, failing which, the Tenant shall be entitled to deduct same from the Rent. The Tenant shall reimburse Landlord for its reasonable bona fide out-of-pocket costs incurred in respect of any such verification by the Tenant, unless the results of such verification indicate that the said Additional Rent for the relevant fiscal period have been overstated by 4% or more, in which event the Landlord shall be responsible for all such out-of-pocket costs. For greater certainty should the Tenant fail to provide the Landlord with written notice of the exercise of its rights hereunder within eighteen (18) months of receipt by it of the relevant audited accounting of such Additional Rent for the relevant fiscal period, the Tenant’s right to conduct such verification for such relevant fiscal period shall become null and void.
In the event of any dispute by the Tenant as to the amount of such Additional Rent payable, a letter of the Landlord’s auditors shall be conclusive absent manifest error.
4.5	Apportionment of Rent

Rent shall be considered as accruing from day to day hereunder. If it is necessary to calculate Rent for a period of less than one year or less than one calendar month, an appropriate apportionment and adjustment on a pro rata daily basis shall be made. Where the calculation of Additional Rent cannot be made until after the expiration or earlier termination of this Lease, the obligation of the Tenant to pay such Additional Rent and the obligation of the Landlord to refund any overpayments shall survive the expiration or earlier termination hereof and such amount shall be paid by the Tenant to the Landlord forthwith upon demand or by the Landlord to the Tenant forthwith upon determination of any such overpayment, as the case may be If the Term commences on any day other than the first day of the month, Rent for such fraction of a month shall be adjusted as aforesaid and paid by the Tenant on the Commencement Date.

4.6	No Right of Set-off

The Tenant expressly waives the benefits of Section 35 of the Commercial Tenancies Act, and any amendments thereto and any present or future enactment of the Province of Ontario permitting the Tenant to claim a set-off against Rent for any cause whatsoever.

4.7	Additional Rent Deemed Rent

All Additional Rent shall be deemed to be Rent and the Landlord shall have all rights against the Tenant for default in payment of Additional Rent as for default in the payment of Basic Rent.

4.8	Interest on Arrears

If the Tenant fails to pay Rent when due, the Tenant shall pay interest on the unpaid amount at the Rate of Interest from the date due until the date paid without prejudice to and in addition to any other remedy available to the Landlord under this Lease or at law.

4.9	Net Lease to Landlord

This Lease and the Rent payable hereunder shall be absolutely net to the Landlord, except as expressly provided herein.

4.10	Deposit

The Landlord acknowledges that the Tenant has delivered a cheque in the amount equal to the first months Basic Rent, Additional Rent and GST due under this Lease to be held by Avison Young Commercial Real Estate (Ontario) Inc., in trust, in an interest bearing trust account with all interest accruing to benefit of Tenant as a deposit until application on account of the first months Basic Rent, Additional Rent and GST due under this Lease.

ARTICLE 5.00 — TAXES
5.1	Taxes

The Landlord shall pay when due to the taxing authority or authorities having jurisdiction all Taxes.
5.2	Tenant’s Taxes and Sales Taxes
(a)	The Tenant shall pay without duplication of any other amount payable by it pursuant to this Lease when due to the taxing authority or authorities having jurisdiction all Tenant’s Taxes.

(b)	The Tenant shall pay to the Landlord when due all Sales Taxes imposed on the Landlord with respect to Rent payable by the Tenant hereunder or in respect of the rental of space under this Lease.
5.3	Tenant’s Contribution to Taxes
(a)	The Tenant shall, in respect of each calendar year included in whole or in part within the Term, pay to the Landlord, without duplication, an amount to cover the Taxes that are attributable to the Premises for such calendar year, such amount to be determined on the basis of a separate assessment or separate valuation for the Premises (or, in lieu thereof, calculations made by authorities having jurisdiction from which a separate assessment or separate valuation for the Premises may be readily determined) and in the absence of such separate assessment or separate valuation (or, in lieu thereof, such calculations made by authorities having jurisdiction from which a separate assessment or separate valuation for the Premises may be readily determined), the Tenant shall pay its Proportionate Share of Taxes. The Tenant shall provide the Landlord with a copy of any separate notices of assessment for the Premises which the Tenant has received.

(b)	INTENTIONALLY DELETED

(c)	The Tenant shall, in respect of each calendar year included in whole or in part within the Term, pay to the Landlord the amount by which Taxes are increased above the Taxes which would have otherwise been payable as a result of the Premises or the Tenant or any other occupant of the Premises being taxed or assessed in support of separate schools.

(d)	Payment by the Tenant of all amounts on account of Taxes shall be governed by Sections 4.3 and 4.4.
5.4	Payments
(a)	The Landlord may postpone any payment payable by it pursuant to Section 5.1 and the Tenant may postpone any payment payable by it directly to a taxing authority (but not to the Landlord) pursuant to this Article, in each case to the extent permitted by law and if prosecuting in good faith any appeal against the imposition thereof, but provided that in the case of a postponement by the Tenant which involves any risk of the Development or any part thereof or the Landlord becoming liable to assessment, prosecution, fine or other liability, the Tenant shall have given security in a form and of an amount satisfactory to the Landlord in respect of such liability and such undertakings as the Landlord may reasonably require to ensure payment thereof.

(b)	Whenever requested by the Landlord, the Tenant shall deliver to the Landlord receipts for payment of all Tenant’s Taxes and furnish such other information in connection therewith as the Landlord may reasonably require.
ARTICLE 6.00 — SERVICES. COMMON FACILITIES
6.1	Tenant’s Contribution to Operating Costs
(a)	The Tenant shall throughout the Term pay to the Landlord the Tenant’s Proportionate Share of Operating Costs.

(b)	Payment by the Tenant of all amounts on account of the Tenant’s Proportionate Share of Operating Costs shall be governed by Sections 4.3 and 4.4.
6.2	Operation of Regular HVAC System

The Landlord and the Tenant acknowledge that the Building operating hours shall be Monday through Friday from 8:00 a.m. to11:59 p.m., Saturday from 8:00 a.m. to 6:00 p.m., and Sunday from 11:00 am to 1:00 p.m., (the “Building Operating Hours”). Heating, ventilation and air conditioning (“HVAC”) shall be provided during the Building Operating Hours so as to maintain during the Building Operating Hours a comfortable temperature for the Tenant’s intended uses of the Premises and in any event in accordance with the standards of a first class office building in the downtown core of the City of Toronto, except during the making of repairs, inspections, overhauling or replacement. In addition, the Landlord will upon request of the Tenant make available HVAC services outside of Building Operating Hours to the Tenant so as to maintain during such after hours HVAC a comfortable temperature for the Tenant’s intended uses of the Premises and in any event in accordance with the standards of a first-class office building in the downtown core of the City of Toronto, which cost to the Tenant shall be equal to the Landlord’s costs to provide such after-hours HVAC, with no profit. The Tenant shall provide the Landlord with not less than twenty-four (24) hours’ prior written notice of the times it requires HVAC services outside of Building Operating Hours as aforesaid, unless same are required on a weekend or a statutory holiday, in which event the Tenant shall notify the Landlord of the times it requires same not later than noon on the Business Day immediately preceding such weekend or statutory holiday.

If any equipment or systems are damaged or destroyed or, in the opinion of the Landlord, require repair, inspection, overhauling or replacement, the Landlord shall (i) give the Tenant reasonable prior written notice of such repair, inspection, overhauling or replacement except in the event of an emergency; and (ii) carry out such repair, inspection, overhauling or replacement with all reasonable diligence and in such manner so as to minimize any interference with the Tenant’s business operations in the Premises. The Landlord shall not be responsible for any loss, damages or costs arising from the failure of such equipment or systems to perform their function, so long as the Landlord diligently proceeds to the extent reasonably possible in the circumstances, directed by the cause of any such failure of such equipment and systems to perform their function. In addition, the Landlord shall not be responsible for the failure of such equipment and systems to perform their function if the number of persons in the Premises at any one time exceeds a reasonable number (the Landlord acknowledging and agreeing that a portion of the Premises may be used and is intended to be used as a customer care centre/call centre) or if the electrical load from lights and power in the Premises is excessive or if such failure results from any arrangement of partitioning in the Premises or change or alteration thereto or if the window covering on exterior windows is not kept fully closed while the windows are exposed to direct sunlight or if any use of mechanical or electrical equipment installed in the Premises generates heat in excess of amounts specified in the Building Standard. The Landlord shall not be liable for direct, indirect or consequential damage or damages for personal discomfort or illness of the Tenant of its employees, invitees or other persons transacting business with it by reason of the operation or non-operation of such systems and equipment.
In no event shall Rent abate during any non-operation.
6.3	Additional HVAC — INTENTIONALLY DELETED

6.4	Other Utilities
(a)	The Landlord shall furnish to the Premises electricity for lighting and for office and kitchen equipment capable of operating from the circuits available and standard to the Building. The Tenant shall pay without duplication, as an Additional Service Cost all charges for electricity and other utilities provided to the Premises. The charges for electricity and other utilities used in the Premises shall be determined by the Landlord or its agent using a reasonable method of calculation which has been communicated to the Tenant. If requested by the Landlord or Tenant, the Landlord shall install, at the Landlord’s sole expense, separate meters for measuring consumption of energy in the Premises.

(b)	The Landlord shall also replace as and when required all electric light bulbs, fluorescent tubes and ballasts initially supplied in the Premises and provide the necessary maintenance and repair of fluorescent and other standard Building lighting fixtures located in the Premises. The costs of replacement, maintenance and repair shall, as determined by the Landlord from time to time and applied on a uniform basis in the Development, either be charged to the Tenant as an Additional Service Cost or included in Operating Costs.
6.5	Operation of Common Facilities

All Common Facilities shall be subject at all times to the exclusive control and management of the Landlord. The Landlord shall be entitled to operate and police the same, to change the area and location thereof, to employ all personnel and to make all rules and regulations necessary for the proper operation and maintenance thereof and to do such other acts with respect thereto as the Landlord, acting reasonably, shall determine to be advisable; provided, however, that the Tenant, unless deprived by reasons beyond the Landlord’s control, shall always have the use of such of the Common Facilities as is reasonably necessary for the use, enjoyment and access to the Premises. In the exercise by the Landlord of its rights under this Section 6.5, the Landlord shall:
(i)	unless deprived by reasons beyond the Landlord’s control, ensure that access to the Premises is at all times available from the elevator lobbies of the Building by at least two (2) elevators;

(ii)	use reasonable commercial efforts so as not to materially affect the visibility of the Tenant’s exterior signage referred to in Sections 7.7(a) and 7.7(b) of this Lease; and

(iii)	use reasonable commercial efforts so as not to materially affect the Tenant’s business operations in the Premises and repair any damage to the Premises, the Leasehold Improvements and the furniture and equipment located in the Premises caused as a result of the exercise of such rights.

6.6	Janitorial Services
(a)	The Landlord shall provide to the Premises normal office cleaning services of a standard (both as to extent and frequency) as a reasonably prudent owner of a similar first-class office building in the downtown core of the City of Toronto would do, the cost of which is to form a part of Operating Costs. Such services shall include, but not be limited to, causing periodically as may be appropriate or necessary in keeping with such standard the floors of the Premises to be swept, the interior surface of the exterior windows of the Premises to be cleaned, the desks, tables, other furniture and Venetian blinds, if any, in the Premises to be dusted and any broadloom in the Premises to be vacuumed. Cleaning in addition to the foregoing standard (such as, for example, the washing of carpets and the dry-cleaning of drapes) shall be the responsibility of the Tenant, although the Landlord shall have the right to elect to provide such additional cleaning as provided in Section 6.6(c).

(b)	The Tenant acknowledges that the Landlord will be relieved from its cleaning obligation as provided in Section 6.6(a) in respect of any part of the Premises to which access is not granted to the person or persons retained to perform such work.

(c)	If the Landlord from time to time elects, acting reasonably, to provide exclusively (either directly or through agents or contractors designated by it) any janitor or cleaning services for the Premises in addition to those contemplated by Section 6.6(a) or to supervise the moving of furniture or equipment of the Tenant or the making of deliveries to or from the Premises, such additional services referred to in this Section 6.6(c) shall be treated as Additional Services and all reasonable Additional Service Costs shall be paid by the Tenant to the Landlord forthwith after demand.

(d)	The Tenant acknowledges that the Landlord shall not be responsible for any omission or act of commission on the part of the person or persons employed or retained to perform the cleaning services referred to in this Section or for any loss thereby sustained by the Tenant, the Tenant’s employees, agents, invitees or others. Provided however, the Landlord shall use reasonable commercial efforts to ensure the person or persons employed or retained to perform the cleaning services referred to in this Section 6.6(d) are insured in a manner comparable to the insuring of cleaning personnel in other similar first-class office buildings in the downtown core of the City of Toronto.

(e)	In the event the Tenant is not satisfied with the level or quality of cleaning services being provided to the Premises by the Landlord, the Landlord shall upon receipt from the Tenant of particulars as to the reason(s) for its dissatisfaction, use reasonable commercial efforts to cause same to be rectified by the person or persons employed or retained to perform such cleaning services to the satisfaction of the Tenant. The Landlord shall keep the Tenant advised at all times as to the steps being undertaken by it from time to time to rectify the cause of such Tenant’s dissatisfaction.
6.7	Security Services
(a)	Subject to Section 16.32 herein, the Landlord shall provide security services for the Building so as to reasonably ensure that access to the Building during other than Business Hours shall be restricted to those persons entitled to be allowed entry to the Building, provided they comply with the requirements established by the Landlord.

(b)	The Tenant acknowledges that the Landlord shall not be responsible for any omission or act of commission on the part of any person employed or retained to provide security service pursuant to this Section or for any loss thereby sustained by the Tenant, the Tenant’s employees, agents, invitees or others. Provided however, the Landlord shall use reasonable commercial efforts io ensure that the person or persons providing such security services are insured in a manner comparable to the insuring of security personnel in other similar first-class office buildings in the downtown core of the City of Toronto.
6.8	Interruption in Services

The Landlord has the right upon reasonable prior notice to the Tenant (except in the event of an emergency) to stop the use of any facilities and the supply of any services when necessary by reason of accident or during the making of repairs, replacements, alterations or improvements in the judgment of the Landlord are necessary to be made until the repairs, replacements, alterations or improvements have been completed to the satisfaction of the Landlord, provided that the Landlord shall carry out such repairs, replacements, alterations and improvements with due diligence and in such a manner so as to minimize any interference with the Tenant’s business operations in the Premises, both as to the extent and duration of such interference. The Landlord shall have no responsibility or liability for failure to operate any facilities or supply any services when the use of the facility is stopped as aforesaid or when the Landlord is prevented from using the facility or supplying the service by strike or by orders or regulations of any governmental authority or agency or by failure of the electric current, gas, steam or water supply necessary to the operation of any facility or by the failure to obtain such a supply or by any other cause beyond the Landlord’s reasonable control. Provided however, in any such instance the Landlord shall to the extent possible in the circumstances proceed diligently to restore the operation of any such facility or the supply of any such service, as the case may be.

6.9	Energy Conservation

The Tenant shall use reasonable commercial efforts to comply with any measures the Landlord, acting reasonably, or any legislative authority may from time to time introduce to conserve or to reduce consumption of energy or to reduce or control other Operating Costs or pay as Additional Rent the cost, to be estimated by the Landlord, acting reasonably, of the additional energy consumed by reason of such non-compliance.

It is understood and agreed that:
(a)	any and all costs and expenses paid or incurred by the Landlord in installing energy conservation equipment and systems, so far as the same apply to or are reasonably apportioned to the Building by the Landlord, shall to the extent permitted be included in Operating Costs; and

(b)	the Landlord shall not be liable to the Tenant in any way for any loss, costs, damages or expenses whether direct or consequential, paid, suffered or incurred by the Tenant due to any reduction in the services provided by the Landlord to the Tenant or to the Building or any part thereof as a result of the Landlord’s compliance with such laws, by-laws, regulations or orders.
6.10	Pest Control by the Tenant

The Tenant agrees to institute and carry out and maintain at its own expense such pest control measures in the Premises as the Landlord reasonably requires.

ARTICLE 7.00 — USE AND OCCUPANCY OF PREMISES
7.1	Use of Premises

The Tenant may use the Premises solely for the sole purpose of general business offices, a customer care centre / call centre, licensed travel agent, and cafeteria preparing and serving food for its employees and invitees only (and not general sale to the public) (such uses being hereinafter individually and collectively referred to as the “Intended Uses”); and any other use permitted by the applicable by-laws covering the Premises. The Tenant shall use commercially reasonable efforts to ensure that odors do not emanate from the Premises. Notwithstanding the above, only the general business offices shall be entitled to use the Premises above the tenth (10th) floor of the Building and it is further acknowledged that no form of call centre shall be permitted above the 10th floor of the Building, and the Tenant shall not use or permit the Premises to be used for any other purpose.

7.2	Waste and Nuisance

The Tenant shall not carry on any business or do or suffer any act or thing which may constitute or result in a nuisance to the Landlord or to other tenants of the Development or do or suffer any waste or damage to the Premises or the Development. The Landlord acknowledges and agrees that the Intended Uses (including, without limitation, as a customer care centre/call centre so long as same is not permitted above the 10th floor of the Building) are deemed not to constitute a nuisance to the Landlord or to the other tenants of the Development, provided that such Intended Uses are being conducted in accordance with the terms of this Lease.

7.3	No Overloading of Floors or Common Use Equipment

The Tenant shall not permit or allow any overloading of the floors of the Premises or the bringing into any part of the Premises of any articles or fixtures that by reason of their weight or size might damage or endanger the structure of the Premises or the Building. The Tenant shall not permit or allow anything that might result in any overloading of any of the Common Use Equipment.

7.4	Insurance Cancellation or Increase

The Tenant shall not do or omit to do or permit to be done or omitted to be done in the Premises anything which would cause an increase in the cost of any insurance which the Landlord is obligated by this Lease to maintain. In the event of any such increase, the Tenant shall pay to the Landlord, forthwith upon demand, the amount of any such increase in cost. If any insurance policy maintained by the Landlord on the Development is cancelled or not renewed or threatened by the insurer to be cancelled or not renewed or the coverage thereunder is altered in any way because of the use or occupation of the Premises by the Tenant or by any person for whom the Tenant is in law responsible, and if the Tenant fails to remedy the condition giving rise to the cancellation or non-renewal, threatened cancellation or non-renewal or alteration in coverage within 48 hours (or such longer period as may be afforded to the Landlord by its insurers) or fails to obtain insurance coverage in replacement of the coverage cancelled or not renewed, threatened to be cancelled or not renewed or altered in coverage, the Landlord may, but shall not be obligated to, without further notice or any liability to the Tenant or any other occupant of the Premises, enter the Premises and attempt to remedy such condition or obtain or attempt to obtain insurance coverage in replacement of the coverage cancelled, not renewed threatened to be cancelled or not renewed or altered in coverage; and the Tenant shall pay to the Landlord forthwith upon demand the cost thereof. The Landlord acknowledges and agrees that the Intended Uses (including, without limitation, as a customer care centre/call centre, so long as same is not permitted above the 10th floor of the Building) are deemed not to constitute any such increase in the cost of any insurance which the Landlord is obligated by this Lease to maintain or to cause any such cancellation, non-renewal, threatened cancellation or non-renewal or alteration in coverage, provided that such Intended Uses are being conducted in accordance with the terms of this Lease.
7.5	Observance of Law by the Landlord and the Tenant
(a)	The Landlord shall, at its expense (except insofar as the expense is included in Operating Costs), promptly comply with and conform to the requirements of every applicable statute, law, by-law, regulation, ordinance and order at any time or from time to time in force during the Term affecting the Development, other than to those matters which are the obligation of the Tenant as provided in Section 7.5(b).

(b)	The Tenant shall, at its expense, promptly comply with and conform to the requirements of every applicable statute, law, by-law, regulation, ordinance and order at any time or from time to time in force during the Term affecting the Tenant’s use of the Premises or any part thereof and/or the business carried on therein and/or the Leasehold Improvements, trade fixtures, furniture, machinery, equipment and other facilities located in the Premises and/or any other part of the Development affected by the Tenant’s actions in the Premises. Notwithstanding the foregoing, the Landlord shall be responsible at its sole cost and expense and to the complete exoneration of the Tenant for remedying any work done by it in the Premises which was not done in compliance with the requirements of any applicable statute, law, bylaw, regulation, ordinance or order. The Landlord hereby covenants, warrants and represents to the Tenant that as of the Access Date, the Development and the Premises shall be in compliance with the requirements of all such applicable statutes, laws, by-laws, regulations, ordinances and orders. Without prejudice to any other rights available to the Tenant under this Lease or at law, the Landlord shall be responsible at its sole cost and expense for any work required as a result of the foregoing, covenant, representation and warranty being untrue.
7.6	Rules and Regulations

The Tenant shall observe and perform and shall cause its employees, agents, invitees and others over whom the Tenant can reasonably be expected to exercise control to observe and perform the rules and regulations attached hereto as Schedule “D” (the “Rules and Regulations”) and such other rules and regulations or amendments as may be made from time to time by the Landlord, acting reasonably.

The Tenant acknowledges that the Rules and Regulations as from time to time amended or replaced are not necessarily of uniform application, but may be waived in whole or in part in respect of other tenants without affecting their enforceability with respect to the Tenant and the Premises and may be waived in whole or in part with respect to the Premises without waiving them as to future application to the Premises and the imposition of such Rules and Regulations shall not create or imply any obligation of the Landlord to enforce them.

In any conflict between a provision of this Lease and any of the Rules and Regulations, the provision of this Lease shall govern. Such Rules and

Regulations as amended shall not be promulgated or enforced in an arbitrary or discriminatory manner as against the Tenant.
7.7	Signs
(a)	For the Term, the Tenant shall have the exclusive signage rights to the facia at the top of the Building, to install signage displaying a logo and, or a name on the Building. The Tenant shall pay for the cost to install, maintain, and insure such signage, and for the cost to remove such signage at the expiry or termination of this Lease. There shall be no ongoing charge for such signage rights. The Landlord will work with the Tenant to assist the Tenant to obtain any and all required permits for such signage. The exact size and location(s) of the Tenant’s signage shall be in accordance with the Tenant’s specifications, subject to all governing authorities, and to the Landlord’s written approval, such approval not to be unreasonably withheld or delayed.

(b)	For the Term, the Tenant shall be permitted to install non-exclusive (save that no other office-only tenant shall have any signage rights at these locations) signage displaying a logo and, or a name, on the grade, and, or second floor facia, on the eastern and northern elevations of the Building. The Tenant shall pay for the cost to install, maintain, and insure such signage, and for the cost to remove such signage at the expiry or termination of this Lease. There shall be no ongoing charge for such signage rights. The Landlord will work with the Tenant to assist the Tenant to obtain any and all required permits for such signage. The exact size and location of the Tenant’s grade level signage shall be in accordance with the Tenant’s specifications, subject to all governing authorities, and to the Landlord’s written approval, such approval not to be unreasonably withheld or delayed.

(c)	For the Term, the Tenant shall have exclusive rights for the three (3) signage boxes (display areas) located in the Building’s northern elevator lobby. The Tenant shall be permitted to display corporate, and, or sponsor information, signage, logos and, or names in these display areas. There shall be no ongoing charge for such signage rights, or use of these display areas.

(d)	The Landlord shall not nor shall it permit any tenant or occupant of the Building (other than the Tenant) to name the Building other than its municipal address.
7.8	Name of Development

The Tenant shall, in referring to the Development, use only the name designated from time to time by the Landlord.
ARTICLE 8.00 — ALTERATIONS
8.1	Alterations by the Tenant
(a)	The Tenant shall not, without the prior consent of the Landlord, make, erect, alter or install any Leasehold Improvements or other alterations to the Premises (the “Work”). Notwithstanding the foregoing, the Tenant shall be entitled, without the consent of the Landlord but upon prior notice to the Landlord, to complete Work which does not in the aggregate cost more than Twenty Five Thousand Dollars ($25,000) to complete (which amount shall increase by three percent (3%) compounded annually on each anniversary date of the Commencement Date) provided that same does not affect the structural components of the Building and/or the base building mechanical, electrical and/or plumbing systems and does not require a building permit to complete.
(b)	If the Tenant wishes to do any Work requiring the Landlord’s prior written consent, the Tenant shall apply for the Landlord’s consent and furnish such plans, specifications and designs as shall be necessary to fully describe the Work. The Landlord’s consent thereto shall not be unreasonably withheld or delayed; provided that, without limitation, any refusal to grant consent based on grounds that such Work is not in compliance with the Building Standard or that the Tenant has not posted security with the Landlord (which in the case of the Tenant’s Work the Tenant shall not be required to post), shall be conclusively deemed not to be an unreasonable withholding of consent.

(c)	Subject to the Landlord’s consent having been obtained and the Landlord’s reasonable requirements being met, the Landlord recognizes the right of the Tenant to install such interior partitions and other Leasehold Improvements as are necessary or appropriate to its use and occupancy of the Premises.

(d)	Any Work which affects the structural components of the Building and/or the base building mechanical, electrical and/or plumbing systems (the “Excluded Work”) shall, if the Landlord so elects, be performed by employees or contractors who have been designated by the Landlord and who have contracted directly with the Tenant and agreed to carry out such Work in a good and workmanlike manner and at a cost to the Tenant which is not unreasonable when compared with the amounts which would be charged by reputable contractors performing the same Work. In the absence of any such election by the Landlord with respect to the Excluded Work, the Excluded Work and all other such Work shall be performed by contractors retained by the Tenant. In either event, the Landlord shall have the right to inspect such Work (including the Excluded Work) and require any Work (including the Excluded Work) not being properly done to be corrected and with respect to any Work (including the Excluded Work) which requires the Landlord’s prior written consent to approve on a reasonable basis the contractors, tradesmen or the Tenant’s own employees (as the case may be) employed by the Tenant in connection therewith.

(e)	Subject to Section 16.34 in respect of the Tenant’s Work, the Tenant shall pay to the Landlord within 10 days after the receipt of the Landlord’s invoice the Landlord’s reasonable out-of-pocket costs incurred in examining and approving the Tenant’s plans, specifications and designs and in inspecting the Work (including the Excluded Work), unless the Tenant uses the Landlord’s base building or designated engineers) or consultant(s) with respect to such Work (including the Excluded Work) in which event the Tenant shall not be responsible for any costs incurred by the Landlord in respect thereof and any additional out-of-pocket expenses actually incurred by the Landlord in connection with such Work (including the Excluded Work).

(f)	The Tenant shall upon request provide to the Landlord a complete set of updated drawings of the Premises, including, without limitation, all electrical, mechanical and architectural drawings.
8.2	Air-Balancing

The Landlord agrees that it will on the Commencement Date and periodically throughout the Term, including, without limitation, whenever any alterations are made to the Premises, balance the air movement in the Premises at the Tenant’s expense.
8.3	No Financing by the Tenant of Leasehold Improvements

Deleted Intentionally

8.4	Liens
(a)	In connection with the making, erection, installation or alteration of Leasehold Improvements and trade fixtures and all other work or installations made by or for the Tenant in the Premises, the Tenant shall comply with every applicable statute, law, by-law, regulation, ordinance and order affecting the same and affecting the Development as a result of the actions of the Tenant, including, without limitation, the Construction Lien Act of Ontario and any other statutes from time to time applicable thereto (including any provision requiring or enabling the retention by way of holdback of portions of any sums payable) and, except as to any such holdback, shall promptly pay all accounts relating thereto.

(b)	Whenever any construction or other lien for work, labour, services or materials supplied to or for the Tenant or for the cost of which the Tenant may be in any way liable or claims therefore shall arise or be filed or any such prohibited mortgage, charge, conditional sale agreement or other encumbrance shall attach, the Tenant shall within 5 Business Days after receipt of notice thereof procure and register the discharge thereof, including any certificate of action registered in respect of any lien, by payment or in such other manner as may be required or permitted by law and failing which the Landlord may make any payment into Court required to procure and register the discharge of any such liens or encumbrances, including any certificate of action registered in respect of any lien, and shall be entitled to be reimbursed by the Tenant as provided in Section 15.3, and its right to reimbursement shall not be affected or impaired if the Tenant shall then or subsequently establish or claim that any lien or encumbrance so discharged was without merit or excessive or subject to any abatement, set-off or defence.

(c)	The Landlord and the Tenant agree that any Work done in the Premises during the Term by or on behalf of the Tenant shall not be done and shall be deemed not to have been done at the request of the Landlord.
8.5	Alterations by Landlord

The Landlord may from time to time, at its own expense, make alterations to the Building or any part thereof and alterations to or relocations of the Common Facilities provided that:
(a)	the Premises shall not be altered, relocated or interfered with in any material way;

(b)	the Common Facilities shall not be altered or relocated to such an extent as to materially reduce their convenience to the Tenant;

(c)	access and services to or benefiting the Premises shall not be reduced or interrupted;

(d)	any alteration or relocation shall be such that a reasonably prudent owner of the Development would make having regard to the type and age of the Development;

(e)	the Landlord shall in the course of completing any such alterations or relocation use reasonable commercial efforts so as not to materially affect the visibility of the Tenant’s signage referred to in Section 7.7 of this Lease;

(f)	any alteration or relocation shall not materially affect the Tenant’s business operations in the Premises; and

(g)	the Landlord shall repair any damage to the Premises, the Leasehold Improvements and the furniture and equipment located in the Premises caused as a result of the exercise of such rights.
ARTICLE 9.00 — REPAIRS
9.1	Landlord’s Repairs

The Landlord shall throughout the Term operate, secure, maintain, repair and replace the Building, including without limitation, the structural components and roof of the Building, the Common Facilities and all base building mechanical, electrical and plumbing systems and equipment in accordance with all applicable governmental laws, by-laws and regulations and in a first class manner as would a prudent owner of a similar building, of similar age, use and class in the downtown core of the City of Toronto, subject to the Landlord’s right to charge back certain of such charges in Operating Costs.

9.2	Tenant’s Repairs

Subject to Section 9.5, the Tenant shall at its expense and throughout the Term keep the Premises, the Leasehold Improvements and the trade fixtures therein and all electrical and telephone outlets and conduits and all mechanical and electrical equipment within the Premises in good condition and repair, reasonable wear and tear, Insured Damage and the Landlord’s maintenance, repair and replacement obligations pursuant to this Lease only excepted. All repairs by the Tenant shall be subject to Section 8.1.

9.3	Entry by Landlord to View State of Repair

The Landlord shall upon reasonable prior notice (except in the event of an emergency) be entitled to enter and view the state of repair of the Premises. The Tenant will repair according to notice as specified in Section 9.2.

9.4	Notice of Defects

The Tenant shall give to the Landlord prompt notice of any defect in the plumbing or utility systems and equipment or any damage to the Premises or any part thereof howsoever caused; provided that nothing herein shall be construed so as to require repairs to be made by the Landlord except as expressly provided in this Lease.

9.5	Termination or Abatement after Damage
(a)	If and whenever the Premises are destroyed or damaged by any cause to the extent that, in the reasonable opinion of Landlord’s independent and duly qualified architect (the “Architect”) to be given in writing to the Tenant within 60 days after the occurrence of such damage or destruction, they are unable to be repaired or rebuilt within 180 days after such destruction or damage, then either the Landlord or the Tenant may terminate this Lease by notice to the other, to be given within 30 days after the giving of the Architect’s written opinion above referred to, and the Tenant shall immediately thereupon surrender the Premises and this Lease to the Landlord and Rent shall be apportioned to the date of such destruction or damage (subject to the payment of Rent from the date of such destruction or damage to the date of surrender in the same proportion that the part of the Net Rentable Area of the Premises fit for occupancy by the Tenant until such surrender is of the total Net Rentable Area of the Premises).
(b)	If and whenever all or any substantial portion of the Building is destroyed or damaged by reason of any cause (whether or not such portion includes all or any part of the Premises) to such extent that:
(i)	in the Architect’s reasonable opinion to be given to the Tenant in writing within 60 days after the occurrence of such damage or destruction, it is unable to be repaired or rebuilt within 180 days after such destruction or damage; or

(ii)	the estimated cost (as estimated by the Architect) of repairing or rebuilding the Development exceeds the proceeds of insurance available to the Landlord for such purpose (or which would have been available if the Landlord had insured in compliance with Section 10.1), the Landlord may terminate this Lease upon not less than 30 days’ prior written notice to the Tenant given within 90 days after the happening of such destruction or damage and the Tenant shall immediately thereupon surrender the Premises and this Lease to the Landlord;
(iii)	if and to the extent that such destruction or damage has rendered the Premises in whole or in part unfit for occupancy by the Tenant, Rent shall abate from the date of such destruction or damage to the date of surrender in the same proportion that the part of the Net Rentable Area of the Premises unfit for occupancy is of the total Net Rentable Area of the Premises; and
(iv)	otherwise Rent shall be apportioned to the date of surrender.
(c)	If and whenever the Premises are destroyed or damaged by reason of any cause and this Lease shall not have been terminated, the Landlord shall, with all reasonable diligence, make the repairs specified in Section 9.1 and the Tenant shall, with all reasonable diligence and in compliance with Section 8.1, make all repairs to the Premises specified in Section 9.2 and complete the Premises for occupancy for the purpose described in Section 7.1 and in compliance with Section 7.5(b). If as a result of any destruction or damage to the Premises which the Landlord is obligated to repair pursuant to Section 9.1, then during the period commencing on the occurrence of such destruction or damage and ending upon the date when both the repairs to the Premises which the Landlord is obligated to make as aforesaid are completed sufficiently to enable the Tenant to commence its repairs and the Tenant has been allowed a reasonable period of time which is sufficient for the completion by it of the repairs it is obligated to make as aforesaid with due diligence, Rent shall from time to time abate in the same proportion that the part of the Net Rentable Area of the Premises from time to time rendered unfit for such occupancy by reason of such destruction or damage is of the total Net Rentable Area of the Premises.

9.6	No Claim by the Tenant

Except in respect of abatement of Rent as provided for in this Article, no claim for compensation or damages, direct or indirect, shall be made by the Tenant by reason of the loss of use, inconvenience or otherwise arising from the necessity of repairing any portion of the Development however the necessity may arise so carried out with reasonable diligence.

9.7	Tenant to Leave Premises in Good Repair

The Tenant shall leave the Premises and (subject to Sections 3.5, 16.27, 16.28, 16.29 and 16.30) the Leasehold Improvements at the expiration or other termination of the Term in the condition and repair required of the Tenant under Section 9.2.
ARTICLE 10.00 — INSURANCE AND LIABILITY
10.1	Landlord’s Insurance

Subject to its general availability, the Landlord shall effect and maintain during the Term:
(a)	“all risks” insurance which shall insure the Development against loss or damage by perils now or hereafter from time to time embraced by or defined in a standard all risks insurance policy;

(b)	boiler and machinery insurance on objects defined in a standard comprehensive boiler and machinery policy against accidents as defined therein;

(c)	loss of rental income insurance in an amount sufficient to replace all Basic Rent and Additional Rent payable under the provisions of this Lease for an indemnity period of a reasonable period of time;

(d)	comprehensive general liability insurance covering claims for personal injury and property damage arising out of all operations in connection with the management and administration of the Development; and

(e)	such other coverage, or increases in the amount of coverage, as the Landlord may consider necessary.
For greater certainty, the Tenant acknowledges that the Landlord is not obligated to insure Leasehold Improvements in the Premises, except to the extent herein specifically required. The insurance to be maintained by the Landlord shall be that which would be carried by reasonably prudent owners of properties similar to the Development, all as from time to time determined by insurance advisors selected by the Landlord and whose written opinion shall be conclusive.
10.2 Tenant’s Insurance
The Tenant shall, at its own expense, take out and keep in force during the Term:
(a)	comprehensive insurance of the type commonly called general public liability, which shall include coverage for personal injury, tenant’s legal liability, non-owned automobile liability, bodily injury, death and property damage, all on an occurrence basis with respect to the business carried on in the Premises and the Tenant’s use and occupancy of the Premises and its use of the Common Facilities or of any other part of the Building, with coverage for any one occurrence or claim of not less than $5,000,000.00 or such other amount as the Landlord may reasonably require upon not less than 10 days’ notice at any time during the Term, Which insurance shall protect the Landlord in respect of claims as if the Landlord were separately insured and which insurance shall contain a severability of interest provision and a cross-liability provision;

(b)	insurance in respect of fire and such other perils as are from time to time defined in the usual extended coverage endorsement covering the Leasehold Improvements, trade fixtures and the furniture and equipment in the Premises for not less than the full replacement cost thereof, which insurance shall provide that any proceeds recoverable with respect to Leasehold Improvements shall be payable to the Landlord and Tenant jointly (the Landlord and Tenant acknowledging and agreeing that such proceeds shall be used and made available toward the repair or replacement of the insured property if this Lease is not terminated pursuant to any other provisions hereof and in the event this Lease is terminated such proceeds shall become the absolute property of the Tenant); and

(c)	insurance against such other perils and in such amounts as the Landlord may from time to time reasonably require upon not less than 60 days’ notice, such requirement to be made on the basis that the required insurance is customary at the time in the City of Toronto for tenants of buildings similar to the Building, provided however, so long as the Tenant pursuant to this Lease is Loyalty Management Group Canada Inc. or a corporation affiliated (as that term is defined as of the date of this Lease in the Ontario Business Corporations Act) with Loyalty Management Group Canada Inc. or a corporation formed as a result of a merger or amalgamation involving Loyalty Management Group Canada Inc., the Tenant shall not be required to take out contractual liability or business interruption insurance.
10.3	Form of the Tenant’s Insurance

All insurance required to be maintained by the Tenant hereunder shall be on terms and with insurers to which the Landlord has no reasonable objection. Each policy shall contain an undertaking by the insurer that no material change adverse to the Landlord or the Tenant will be made and the policy will not lapse or be cancelled or not be renewed, except after not less than 30 days’ prior written notice to the Landlord of the intended change, lapse, cancellation or non-renewal. The policies of insurance specified in Sections 10.2(a) (as it relates to the Leasehold Improvements solely) and 10.2(b) shall show the Landlord and its agent as additional insureds as their respective interests may appear. The Tenant shall, upon request, furnish to the Landlord certificates as to the insurance from time to time effected by the Tenant and its renewal or continuation in force, together with evidence as to the method of determination of full replacement cost of the Tenant’s Leasehold Improvements, trade fixtures, furniture and equipment. If the Landlord reasonably concludes that the full replacement cost has been underestimated, the Tenant shall forthwith arrange for any consequent increase in coverage required under Section 10.2. If the Tenant fails to take out, renew or keep in force such insurance, or if the certificates submitted to the Landlord pursuant to the preceding sentence are unacceptable to the Landlord (or no such certificates are submitted within a reasonable period after request therefore by the Landlord), then the Landlord may give to the Tenant notice requiring compliance with this Section and specifying the respects in which the Tenant is not then in compliance with this Section. If the Tenant does not within five (5) Business Days (or such lesser period as the Landlord may reasonably require having regard to the urgency of the situation), provide appropriate evidence of compliance with this Section, the Landlord may (but shall not be obligated to) obtain some or all of the additional coverage or other insurance which the Tenant shall have failed to obtain, without prejudice to any other rights of the Landlord under this Lease or otherwise, and the Tenant shall pay all premiums and other costs incurred by the Landlord forthwith upon demand.

10.4	Release of Landlord by the Tenant

The Tenant agrees that the Landlord and those for whom the Landlord is at law responsible shall not be liable to any extent for any personal injury or death of or loss or damage to any property belonging to the Tenant or its employees, invitees or licensees or any other person in, on or about the Development, unless resulting from the act, fault, omission or negligence of the Landlord or those for whom it is in law responsible or as a result from a breach of the obligations of the Landlord under this Lease. In no event shall the Landlord be liable for:
(a)	any damage (other than Insured Damage) which is caused by steam, water, rain or snow which may leak into, issue or flow from any part of the Development or from the pipes or plumbing works, including the sprinkler system, thereof or from any other place or quarter or for any damage caused by or attributable to the condition or arrangement of any electric or other wiring or of sprinkler heads or for any damage caused by anything done or omitted by any other tenant;

(b)	any act or omission (including theft, malfeasance or negligence) on the part of any agent, contractor or person from time to time employed by it to perform janitorial services, security services, supervision or any other work in or about the Premises or the Development;

(c)	loss or damage however caused to money, securities, negotiable instruments, papers or other valuables of the Tenant;

(d)	damage required to be insured against by the Tenant; or

(e)	any indirect or consequential damages suffered by the Tenant however caused.
The Tenant hereby further releases the Landlord and those for whom the Landlord is at law responsible from all claims or liabilities in respect of damage required to be insured against by the Tenant.
10.5	Release of the Tenant by Landlord

The Landlord hereby releases the Tenant and those for whom the Tenant is at law responsible from all claims or liabilities in respect of any damage which is Insured Damage to the extent of the insurance proceeds actually receivable by the Landlord or which would have been receivable by the Landlord had it maintained the insurance required of it pursuant to this Lease.

10.6	Indemnity of Landlord by the Tenant

Except as provided in Section 10.5 and unless caused by or to the extent contributed to by the act, fault, omission or negligence of the Landlord or those for whom it is in law responsible or as a result of the breach by the Landlord of any of its obligations under this Lease or any of its covenants, warranties or representations contained in this Lease, the Tenant shall indemnify and save harmless the Landlord against and from any and all expenses, costs, damages, suits, actions or liabilities arising or growing out of any default by the Tenant hereunder and from all claims and demands of every kind and nature made by any person or persons to or against the Landlord and/or its agent for all and every manner of costs, damages or expenses incurred by or injury or damage to such person or persons or his, her or their property, which claims or demands may arise howsoever out of the use and occupation of the Premises by the Tenant or any subtenant or occupant authorized by the Tenant or by any assignee or sublessee thereof or any of the above-mentioned or his, her or their servants, agents, assistants, employees, invitees or other persons entering into the Building to go to the Premises or any part thereof, and from all costs, counsel fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon.

10.7	Indemnity of Tenant by the Landlord

Except as provided in Section 10.4 and unless caused by or to the extent contributed to by the act, fault, omission or negligence of the Tenant or those for whom it is in law responsible or as a result of the breach by the Tenant of any of its obligations under this Lease, the Landlord shall indemnify and save harmless the Tenant and those for whom it is in law responsible against and from any and all expenses, costs, damages, suits, actions or liabilities arising or growing out of any act, fault, omission or negligence of the Landlord or those for whom it is in law responsible or the breach by the Landlord of any of its obligations under this Lease or any of its covenants, warranties or representations contained in this Lease and from all costs, counsel fees, expenses and liabilities incurred in or about any such claim, action or proceeding brought thereon.
ARTICLE 11.00 — ASSIGNMENTS AND TRANSFERS
11.1	Assignments, Subleases, Charges by the Tenant
(a)	The Tenant shall not assign this Lease or sublet all or any part of the Premises without the consent of the Landlord, which consent may not be unreasonably withheld or delayed. Without limitation, it shall constitute reasonable grounds for any withholding of consent by the Landlord that, in the Landlord’s reasonable judgment:
(i)	the proposed assignee or subtenant does not have a satisfactory financial condition having regard to the obligations which it will assume as assignee or subtenant; or

(ii)	the proposed assignee or subtenant is a tenant or subtenant of other space in the Development; or

(iii)	the proposed assignee or subtenant does not have an established good reputation in the business community; or

(iv)	it is intended or likely that it will use any part of the Premises for purposes which are not permitted by this Lease or which are not acceptable to the Landlord, acting reasonably, or which are not compatible with the other businesses or activities which are being carried on in the Development; or

(v)	where the return to the Tenant on any proposed assignment or subletting is greater than the amounts payable by the Tenant hereunder and the Tenant has not agreed to pay one-half of such excess to the Landlord (after deducting the Tenant’s reasonable costs in procuring any such assignment or subletting, including, without limitation, commissions, legal fees, the value of rent-free periods, inducements and improvement allowances granted to the assignee or sublessee and any other direct costs incurred by the Tenant in affecting the said assignment or subletting).

(b)	Without limitation, the Tenant shall for purposes of this Section be considered to have, assigned or sublet in any case where it permits the Premises or any portion thereof to be occupied by a person or persons other than the Tenant, its employees and others engaged in carrying on the business of the Tenant, whether pursuant to assignment, subletting, license or other right, and shall also include any case where any of the foregoing occurs by operation of law.

(c)	DELETED INTENTIONALLY.

(d)	The Landlord shall also have the right of approval of any marketing of space by the Tenant.

(e)	If the Landlord’s consent is given, the Tenant shall assign or sublet, as the case may be, but only upon the terms set out in the offer submitted to the Landlord and not otherwise. Such assignment or subletting shall occur within 180 days after the Tenant’s request for consent and only upon any assignee entering into an agreement directly with the Landlord and in a form satisfactory to the Landlord, acting reasonably, to perform, observe and keep each and every covenant, proviso, condition and agreement in this Lease on the part of the Tenant to be performed, observed and kept, including payment of Rent from and after the effective date of any such assignment.

(f)	The Tenant shall have the right without the consent of the Landlord, provided that the Tenant has first given notice to the Landlord, to assign or sublet the whole or any portion of the Premises to:
(i)	a corporation affiliated (as that term is defined as of the date of this Lease in the Ontario Business Corporations Act) with the Tenant; or

(ii)	a purchaser of all or substantially all of the Tenant’s business, provided that any assignee has entered into an agreement directly with the Landlord and in a form satisfactory to the Landlord, acting reasonably, to perform, observe and keep each and every covenant, proviso, condition and agreement in this Lease on the part of the Tenant to be performed, observed and kept, including payment of Rent from and after the effective date of such assignment.

(g)	All costs of the Landlord incurred with respect to any assignment or sublease by the Tenant shall be paid by the Tenant forthwith after demand.

(h)	The Tenant shall not require the Landlord’s consent respecting a merger or amalgamation with another corporation and same shall not be considered to be an assignment or subletting. In addition, any security agreement entered into by the Tenant with a lender shall not require the Landlord’s consent and same shall not be considered to be an assignment or subletting or to cause a default of any of the Tenant’s obligations under this Lease. Further, any change in the effective voting control of the Tenant shall be deemed not to constitute an assignment or subletting and accordingly same may be effected without the prior written consent and without any notice to the Landlord.
11.2	Landlord’s Rights of Cancellation Deleted Intentionally

11.3	Continuing Obligations
(a)	No consent by the Landlord to any assignment or subletting shall release or relieve the Tenant from any of its obligations hereunder.

(b)	No consent by the Landlord to any assignment or subletting shall be construed to mean that the Landlord has consented or will consent to any further assignment or subletting which shall remain subject to the provisions of this Article.
11.4	Dealings by Landlord

The Landlord may sell, transfer, mortgage, encumber or otherwise deal with the Development or any portion thereof or any interest of the Landlord therein, in every case without the consent of the Tenant and without restriction. To the extent that any purchaser or transferee from the Landlord has covenanted and agreed in writing with the Tenant to become bound by and perform the covenants and obligations of the Landlord under this Lease, the Landlord shall without further written agreement be freed and relieved of liability with respect to such covenants and obligations to the extent that same relates to the period from and after the effective date of any such sale or transfer. If the Landlord assigns or transfers this Lease it shall obtain, as a condition thereof, the written agreement of the assignee or transferee in favor of the Tenant whereby the assignee or transferee covenants and agrees in writing with the Tenant to become, bound by and perform the covenants and obligations of the Landlord under this Lease as if an original signatory hereto.

11.5	Subordination and Attornment

The Tenant acknowledges that this Lease is, at the option of any mortgagee or chargee, subject and subordinate to any and all ground leases, mortgages or charges (including deeds of trust and mortgage securing bonds, all indentures supplemental thereto or any other instruments of financing, refinancing or collateral financing) which may now or hereafter affect the Development or any part thereof and to all renewals, modifications, consolidations, replacements and extensions thereof, so long as the holder(s) of any such ground leases, mortgages or charges first grants to the Tenant a written non-disturbance agreement providing that so long as the Tenant is not in default of any material covenant under this Lease, the Tenant shall be entitled to remain undisturbed in its possession of the Premises, subject to the terms, covenants and conditions of this Lease (a “Non-Disturbance Agreement”). Subject to the Tenant first obtaining a Non-Disturbance Agreement from any party to which its rights under this Lease are to be subordinated to, the Tenant agrees to execute promptly any certificate or instrument in confirmation of such subordination and will, if requested, attorn to such mortgagee or charges on the terms, covenants and conditions contained in this Lease, and the Tenant hereby constitutes the Landlord its agent and attorney for the purpose of executing any such certificate or instrument.

Within six (6) months after November 4th, 2005, the Landlord shall obtain a Non-Disturbance Agreement from the holders of any existing ground leases, mortgages, charges or other interest in the Development having priority to the Tenant’s rights under this Lease.
ARTICLE 12.00 — ESTOPPEL CERTIFICATES. REGISTRATION
12.1	Estoppel Certificates

Each of the Landlord and the Tenant agrees that it will at anytime and from time to time upon not less than 10 days’ notice execute and deliver to the other (and, if required, to any prospective purchaser or mortgagee of the Development) a certificate in writing as to the status at that time of this Lease, including as to whether this Lease is unmodified and in full force and effect (or if modified, stating the modification and that the same is in full force and effect as modified), the amount of the Rent then being paid hereunder, the dates on which the same, by installments or otherwise and other charges hereunder, have been paid, whether or not there is any existing default on the part of the other of which it has notice and any other matters pertaining to this Lease as to which the other shall request a statement.

If any such certificate requested by the Landlord is not returned to the Landlord within 10 days after its request therefore, the Landlord shall have the right and is hereby appointed by the Tenant as its agent to prepare and execute such certificate.

12.2	Registration on Title

The Tenant shall not register this Lease in full on the title to the Development. If the Tenant wishes to register a notice of this Lease, the Tenant shall deliver the form of notice to the Landlord for its prior approval, such approval not to be unreasonably withheld or delayed.

The Tenant agrees that it will, at its sole expense, discharge and withdraw from title any such registration within 30 days after the expiration or sooner termination of this Lease. If such registration is not discharged and withdrawn during the aforesaid time, the Landlord shall have the right and is hereby appointed by the Tenant as its agent to prepare, execute and register such documentation as is required to discharge and withdraw any such registration.
ARTICLE 13.00 — UNAVOIDABLE DELAYS
Whenever and to the extent that either the Landlord or the Tenant is unable to fulfill or is delayed or restricted in the fulfillment of any obligation hereunder in respect of the supply or provision of any service or utility or the doing of any work or the making of any repairs by reason of being unable to obtain the material, goods, equipment, service, utility or labor required to enable it to fulfill such obligation, or by reason of any statute, law, by-law or order-in-council or any regulation or order passed or made pursuant thereto, or by reason of the order or direction of any legislative, administrative or judicial body, controller or board, or any governmental department or any governmental officer or other authority having jurisdiction, or by reason of its inability to procure any license or permit required therefore, or by reason of not being able to obtain any permission or authority required therefore, or by reason of any strikes, lockouts, slow-downs or other combined action of workmen, or shortages of material, or any other cause beyond its control, other than any insolvency, lack of funds or other financial cause of delay, the Landlord or the Tenant, as the case may be, shall be relieved from the fulfillment of such obligation so long as such cause continues provided always that (except as may be expressly provided in this Lease) the Tenant shall not be entitled to any compensation for any inconvenience, or nuisance or discomfort thereby occasioned, or to cancel or terminate this Lease or to any abatement of Rent accruing due after the Commencement Date.
ARTICLE 14.00 — LANDLORD’S ACCESS TO PREMISES
14.1	Inspection and Repair

The Landlord and its authorized agents and employees shall have the right at any time and from time to time to enter the Premises for the purpose of inspection, providing janitor service, maintenance, making repairs, alterations or improvements to the Development or to have access to utilities and services and the Tenant shall provide free and unhampered access for such purpose . The Landlord in exercising its rights hereunder shall, save and except for the purposes of providing janitor services and save in the event of an emergency, provide the Tenant with reasonable prior notice thereof, shall carry out such maintenance, repairs, alterations and improvements with due diligence and in such a manner so as to minimize interference with the Tenant’s business operations in the Premises. The Landlord shall be responsible at its sole cost and expense to repair any damage to the Premises, the Leasehold Improvements and the furniture and equipment located therein caused as a result of the exercise of such rights.

14.2	Right to Exhibit Premises

The Landlord and its authorized agents and employees shall have the right upon reasonable prior notice to exhibit the Premises to prospective tenants during business hours during the last 15 months of the Term and with a representative of the Tenant in attendance. The Landlord and its authorized agents and employees shall also have the right upon reasonable prior notice to enter upon the Premises at all reasonable hours during the Term and with a representative of the Tenant in attendance for the purpose of exhibiting the Development to any prospective purchaser or mortgagee thereof.
ARTICLE 15.00 — DEFAULT
15.1	Events of Default

Each of the following shall be an event of default of the Tenant:
(a)	whenever the Tenant defaults in the payment of any Rent and such default continues for five Business Days after notice to the Tenant; or

(b)	whenever the Tenant defaults in the performance of any of its other obligations hereunder and such default can be remedied by the Tenant, but is not remedied within a period next after notice and which period shall be:
(i)	if the default could reasonably be remedied within 30 days after notice and provided the Tenant has commenced to remedy such failure within 10 Business Days after notice and proceeds thereafter diligently and continuously to remedy it, 30 days;

(ii)	if the default could not reasonably be remedied within 30 days after notice and provided the Tenant has commenced to remedy such failure not later than 10 Business Days after notice and proceeds thereafter diligently and continuously to remedy it, that number of days after notice which would reasonably suffice for the remedying of such default if the Tenant had commenced to remedy such default within 10 Business Days after notice and proceeded thereafter diligently and continuously to remedy it; and

(iii)	in any case where the Tenant does not commence to remedy such default within 10 Business Days after notice, 10 Business Days; or
(c)	whenever the Tenant defaults in the performance of any of its other obligations hereunder and such default cannot be remedied by the Tenant; or

(d)	if the Tenant is adjudicated to be insolvent or makes an assignment for the benefit of creditors or in bankruptcy or is declared bankrupt, or takes the benefit of any legislation that may be in force for bankrupt or insolvent debtors or if any proceedings are taken by or against the Tenant under any winding-up legislation and such adjudication, assignment, declaration or proceedings are not set aside or revoked within 60 days after the making or taking of the same, or if the Tenant makes any sale of its assets under the Bulk Sales Act of Ontario, except to a successor in conjunction with a permitted assignment of this Lease; or

(e)	if the Premises are used by any other person or persons other than the Tenant or other person or persons entitled to the use thereof or for any other purpose than that for which the same were let, in each case without the prior written consent of the Landlord where required under this Lease.
15.2	Remedies by Landlord

Upon any event of default of the Tenant, in addition to any remedy which the Landlord may have by this Lease or at law or in equity, the Landlord may, at its option:
(a)	in the event of a default described in Section 15.1(d) provide by notice to the Tenant that the current month’s Rent and Rent for the next ensuing 3 months shall thereupon become immediately due and payable; and/or

(b)	re-enter and take possession of the Premises as though the Tenant is overholding after the expiration of the Term and the Term shall be forfeited and void in such event; and/or

(c)	enter the Premises as agent of the Tenant, either by force or otherwise, without being liable for any prosecution therefore and without being deemed to have terminated this Lease and relet the Premises or any part thereof as the agent of the Tenant and receive the rent therefore to be applied on account of the Rent; and/or

(d)	exercise its right of distress and the Tenant hereby waives any present or future limitation on the Landlord’s right of distress; and/or

(e)	terminate this Lease and re-enter and take possession of the Premises in which event the Landlord shall be under an obligation to mitigate its damages and provide by notice to the Tenant for an immediate payment by the Tenant of an amount equal to the Present Value as of the date of such termination of the excess, if any, of the amount of Rent required to be paid under this Lease for the remainder of the then current Term over the then reasonable rental value of the Premises for the remainder of the then current Term.
15.3	Additional Self-help Remedy of Landlord

In addition to all other remedies the Landlord may have by this Lease at law or in equity, if the Tenant does not perform any of its obligations hereunder, the Landlord, may at its option, perform any of such obligations after 5 Business Days notice to the Tenant or in the event of an emergency, without notice and, in such event, the cost of performing any of such obligations, plus an administrative charge of 15% of such cost, shall be payable by the Tenant to the Landlord forthwith on demand, together with interest at the Rate of Interest from the date of the performance of any of such obligations by the Landlord to the date of payment by the Tenant.

15.4	Legal Costs

The Tenant hereby agrees’ to pay to the Landlord within 5 Business Days after demand all legal fees on a solicitor and his own client basis incurred by the Landlord for the enforcement of any rights of the Landlord under this Lease or in the enforcement of any of the provisions of this Lease or in the obtaining of possession of the Premises or for the collection of any moneys from the Tenant.

The Landlord hereby agrees to pay to the Tenant within 5 Business Days after demand all legal fees on a solicitor and his own client basis incurred by the Tenant for the enforcement of any rights of the Tenant under this Lease or in the enforcement of any of the provisions of this Lease or for the collection of any moneys from the Landlord.

15.5	Remedies Cumulative

The Landlord or Tenant, as the case may be, may from time to time resort to any or all of the rights and remedies available to it in the event of any default hereunder by the other, either by any provision of this Lease or by statute or at law or in equity, all of which rights and remedies are intended to be cumulative and not alternative, and the express provisions hereunder as to certain rights and remedies are not to be interpreted as excluding any other or additional rights and remedies available to the Landlord or Tenant, as the case may be, at law or in equity.

15.6	Non-Waiver

Any condoning, excusing or overlooking by either the Landlord or the Tenant of any default by the other at any time or times in respect of any obligation of the other herein shall not operate as a waiver of the non-defaulting party’s rights hereunder in respect of such default or so as to defeat or affect in any way the rights of the non-defaulting party in respect of any such continuing or subsequent default by the defaulting party. No waiver shall be implied by anything done or omitted by a party. Any waiver of a particular default shall not operate as a waiver of any subsequent or continuing default.

15.7	Self-help Remedy of Tenant

In the event the Landlord should at any time during the Term of this Lease fail to (i) make any payment required of it pursuant to this Lease within fifteen (15) days of demand therefor by the Tenant; or (ii) perform any of its obligations hereunder and should such failure adversely affect access to or egress from the Premises or the Tenant’s business operations therein and should the Landlord fail to commence and to proceed diligently with the performance of such obligation within fifteen (15) days following written notice from the Tenant to the Landlord thereof, then in such event, the Tenant shall, without obligation to do so, be entitled to make any such payment or perform any such obligation at the cost of the Landlord to be paid by it to the Tenant within ten (10) days after receipt of written notice of such cost accompanied by written evidence of the amount thereof. In the event of default of such payment by the Landlord, the Landlord shall pay interest to the Tenant on the unpaid cost at the Rate of Interest from the due date until the date of payment in full and the Tenant shall, without prejudice to and in addition to any other remedy available to the Tenant under this Lease or at law as a consequence thereof, be entitled to deduct such unpaid cost incurred by it, together with interest as aforesaid, from the Rent payable pursuant to this Lease to a maximum aggregate amount of Two Hundred Thousand Dollars ($200,000.00) (which amount shall increase by three percent (3%) compounded annually on each anniversary date of the Commencement Date).

ARTICLE 16.00 — GENERAL PROVISIONS
16.1	Entire Agreement

This Lease contains all of the terms and conditions of the agreement between the Landlord and the Tenant relating to the matters herein provided and supersedes all previous agreements or representations of any kind, written or verbal, made by anyone in reference thereto. There shall be no amendment hereto unless in writing and signed by the party to be bound.

16.2	Schedules

The Schedules to this Lease form a part of this Lease.

16.3	Planning Act

This Lease is subject to compliance, if necessary, with the Planning Act of Ontario.

16.4	Survival of Obligations

Any obligation of a party which is unfulfilled on the termination of this Lease shall survive until fulfilled.

16.5	Severability of Illegal Provision

If any provision of this Lease is or becomes illegal or unenforceable, it shall during such period that it is illegal or unenforceable be considered separate and severable from the remaining provisions of this Lease, which shall remain in force and be binding as though the said provision had never been included.

16.6	Governing Law

This Lease shall be governed by the laws applicable in the Province of Ontario.

16.7	No Partnership

Nothing contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

16.8	Number, Gender, Joint and Several Liability

The words “Tenant”, “assignee” and “sublessee” and personal pronouns relating thereto and used in conjunction therewith shall be read and construed as “Tenant” or “Tenants”, “assignee” or “assignees” and “sublessee” or “sublessees”, respectively, and “his”, “her”, “it”, “its” and “their” as the number and gender of the party or parties referred to in each case require and the number of the verb agreeing therewith shall be considered as agreeing with the said word or pronoun so substituted. If at any time there is more than one Tenant together or in succession, they shall be jointly and severally liable for all of the obligations of the Tenant hereunder.

16.9	Captions

The captions for Articles and Sections of this Lease are for convenience only and are not to be considered a part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease.

16.10	Time of Essence

Time shall be of the essence of this Lease.

16.11	Landlord’s Agent

The Landlord may perform any of its obligations or exercise any of its rights hereunder through such agency as it may from time to time determine and the Tenant shall as from time to time directed by the Landlord pay to any such agent any moneys payable hereunder to the Landlord.

16.12	Accounting Principles

All calculations referred to herein shall be made in accordance with generally accepted accounting principles and practices applicable to the real estate development industry and applied on a consistent basis.

16.13	Other Leases in Building — INTENTIONALLY DELETED

16.14	Notices and Consents, Etc.

Any demand notice or other communication (the “Communication” ) to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, telecopier transmission or by mailing by registered mail with postage thereon, fully prepaid in a sealed envelope addressed to the intended recipient as follows:
(a)	to the Landlord, at:

161 Eglinton Avenue East
Suite 201
Toronto, Ontario M4P 1J5

Attention:	Moni Lustig
Telecopier No: (416) 506-1306
(b)	to the Tenant, at:

Prior to the Commencement Date:

4110 Yonge Street
Suite 200 Toronto,
Ontario M2P 2B7

Attention:	Michael Kline
Senior Vice-President, Legal Services and
Secretary

Telecopier No.: (416) 733-2876

After the Commencement Date:

the Premises

Attention: Michael Kline
Senior Vice-President, Legal Services and
Secretary
or to such other addresses, telecopier number or individual as may be designated by a Communication given by a party to the other parties as aforesaid. Any Communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, if given by registered mail on the 2nd Business Day following the deposit thereof in the mail and if given by telecopier transmission, on the Business Day following the day on which it was telecopied. If the party giving any Communication knows or reasonably knows of any difficulties with the postal system which might effect the delivery of mail, any such Communication shall not be mailed but shall be given by personal delivery or by telecopier transmission.

16.15	Further Assurances

Each party agrees to make such further assurances as may be reasonably required from time to time by the other to more fully implement the true intent of this Lease.

16.16	Environmental

The Landlord covenants that as of the date hereof, and during the Term, the Landlord shall not permit within the Premises, Building, the Lands and all appurtenances thereto, any and all materials proscribed or banned pursuant to environmental statutes, laws, orders, and regulations of competent jurisdiction (individually and collectively the “Laws”), and that should it be shown that the Building, the Lands or Premises (other than by virtue of the Tenant’s acts) contain any such material(s) beyond acceptable governmental levels, the Landlord shall forthwith remove same, or deal with same in accordance with all applicable Laws, in good and proper manner, in accordance with all proper procedures, and certify via independent environmental engineers as to completion of same, all such work to be carried out by the Landlord at its sole cost, without reimbursement by the Tenant. Except as specifically disclosed herein, the Landlord warrants that to the best of its knowledge and belief the Building, the Lands and the Premises contains no such material beyond acceptable governmental levels. This covenant and all obligations in connection therewith shall be ongoing and shall bind Landlord’s successors and assigns.

16.17	Financial Information

Tenant acknowledges and agrees that commencing in the fiscal year 2006 it will provide, at Landlord’s request from time to time, a copy of the Tenant’s most recent annual financial statements (such financial statements of the Tenant to be substantially in the form reviewed by Landlord in respect of the Tenant’s year end December 2004) together with a letter from the Tenant’s parent’s Senior Vice-President, Controller certifying that such financial statements are those used in the preparation of the consolidated financial statements of the Tenant’s parent company, Alliance Data Systems Corporation.

16.18	Letter of Credit

The Tenant agrees to take out and maintain within five (5) Business Days of unconditional acceptance of the Offer between the parties until the later of thirty (30) days following occupancy of the Premises by the Tenant, or thirty (30) days after the Commencement Date, an irrevocable Letter of Credit from a Schedule A Bank in the amount of two million dollars ($2,000,000.00 CAD). This Letter of Credit shall be in the Landlord’s name, who upon any non-payment of Basic Rent and/or Additional Rent by the Tenant shall have the unfettered right to draw down the amount of such non-payment under the Letter of Credit, without prejudice to any other rights the Landlord may have under this Lease.

16.19	Force Majeure

If either, the completion of the Landlord’s Work is delayed beyond the Access Date, or the completion of the Tenant’s Work is delayed beyond the Commencement Date, for reason of strike, lockout, labor troubles, inability to procure materials, failure of power, restrictive governmental laws, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts under the terms of this Lease, then the Commencement Date shall be delayed by until such time as the Tenant’s Work is substantially completed, and all other applicable dates in this Lease with the Landlord shall be adjusted accordingly. In the event of a change in the Access Date or the Commencement Date as determined in accordance with the foregoing the parties shall execute an acknowledgement of same.

16.20	Building Systems

The Landlord represents and warrants that the schedule attached hereto as Schedule “F”, Building Systems Review, accurately represents the Building’s systems and improvements, as of August 28, 2005, and the Tenant can rely on such information.

16.21	No Requirement to Occupy

During the Term, the Tenant shall be permitted to vacate all or a portion of the Premises. Should the Tenant vacate the Premises, it shall maintain all its financial obligations, as if it were in occupancy. The Tenant shall have the right to resume occupancy of the Premises at anytime without notice to the Landlord.

16.22	Sale and Demolition

The Landlord shall not have the right of early termination in the event of any sale, redevelopment, renovation or demolition of the Building.

16.23	Window Blinds

The Tenant shall have the right to replace Building Standard window blinds in the Premises with a new style of window covering. The Tenant shall provide details of such window treatment to the Landlord for its review and approval, such approval not to be unreasonably withheld or delayed.

16.24	Parking

The Landlord shall make available to the Tenant, upon 30 days written notice, underground unreserved parking spaces located in the parking garage of the Building throughout the Term, as is proportionate to the Proportionate Share of the Premises in the Building, (ie. Rentable Area of the Premises as it exists from time to time divided by the Rentable Area of the Building (322,358 square feet), which as of the Commencement Date will be 98 unreserved parking spaces), at a charge of $185.00 per month per space during the first year of the Term (increased on each anniversary date of the Commencement Date by the percentage increase in the Consumers Price Index, All Items for Toronto, as published by Statistics Canada) plus applicable taxes. Such rental shall be payable by the Tenant to the Landlord on the first day of each month of the Term. Partial months’ rent owing shall be calculated and paid on a pro rated basis. All such underground unreserved parking spaces shall be made available to the Tenant on a 24 hour, 7 day a week basis.

16.25	Right of First Refusal

In addition to the Tenant’! rights under Section 16.41 herein during the period commencing upon November 4th, 2005 and throughout the Term (save and except with respect to the 12th floor of the Building for which the period shall commence on the date the Additional Premises have been determined pursuant to Section 16.41(b) hereof and only if the Additional Premises as so determined do not consist of the 12th floor of the Building and shall continue throughout the balance of the Term), and subject to any rights in existence as of August 29, 2005 in favor of the tenants of the Building as of August 29, 2005 and the respective successors and assigns of such tenants (which existing rights in favor of such tenants are set out in Schedule “I” of this Lease), the Tenant shall, provided it is not in default, have an ongoing right of first refusal to lease all or any part of any office space that is located on the 12th through 18th floors in the Building to a maximum of 35,396 square feet of Rentable Area (the “Right of First Refusal”).

During the period commencing upon November 4th, 2005 and during the Term of this Lease (save and except with respect to the 12th floor of the Building for which the period shall commence on the date the Additional Premises have been determined pursuant to Section 16.41(b) hereof and only if the Additional Premises as so determined do not consist of the 12th floor of the Building and shall continue throughout the balance of the Term), if the Landlord receives an acceptable written bona fide offer from an arm’s length third party to lease all or any part of any office space that is located on the 12th through 18th floors in the Building, then the Landlord will notify the Tenant in writing of the terms of such acceptable written offer to lease (the “Acceptable Offer to Lease”). The Tenant shall have five (5) Business Days from receipt of such notice to unconditionally exercise its Right of First Refusal, in writing, delivered to Landlord, to lease that portion of the Building covered by the Acceptable Offer to Lease on the same terms and conditions as provided for in such offer, less any commissions. It is understood and agreed that the term of any space leased under this Right of First Refusal will be coterminous with the Term for the Premises, and any renewal(s) or extension(s) thereof.

16.26	Option to Extend

If the Tenant is not then in default (after notice of default has been provided and time to remedy such default has passed) at the notice date or the commencement of the applicable extension period of any covenants, conditions and agreements herein reserved and contained and on the part of the Tenant to be paid and performed, Landlord will, upon the Tenant’s request in writing, given at least fifteen (15) months and not more than twenty (20) months prior to the expiration of the then current Term, grant to the Tenant or its permitted assigns or transferees two (2) successive options to extend this Lease (on the same terms and conditions including, without limitation, the provisions of Section 16.25 of this Lease, each for a further five (5) years, save and except that there shall be no further rights to extend beyond the second of such extensions and save and except that the Basic Rent payable during the applicable extension period shall be mutually agreed upon between the parties at least four (4) months prior to the expiry of the then current Term, and shall be based on the then current fair market rent for the Premises, taking into account that the Tenant is receiving no tenant inducements, no Landlord’s Work, and taking into consideration the age of the Leasehold Improvements in the Premises and premises similar to the Premises which are comparable in size, location, type, and condition, for tenants leasing similar premises of a similar size and for a similar term.

In the event that a new Basic Rent is not agreed upon at least four (4) months prior to the expiry of the then current Term, the Basic Rent for the applicable extension period shall be settled by a single arbitrator pursuant to the

Arbitration Act, S.O. 1991 c.17 as amended or replaced, and shall be equal to the then current market rent for the Premises, taking into account that the Tenant is receiving no teniht inducements, no Landlord’s Work, and taking into consideration the age of the Leasehold Improvements in the Premises and premises similar to the Premises which are comparable in size, location, type, and condition, for tenants leasing similar premises of a similar size and for a similar term. The expense of arbitration shall be borne equally by the Landlord and the Tenant, except that each party shall be responsible for its respective solicitor’s and experts’ fees and witnesses. It is understood and agreed that the arbitrator shall be qualified by education, experience, and training to make a decision on the matter being arbitrated.

16.27	Roof Mounted Communication Equipment

For the Term, the Tenant shall have the right, exercisable at its option, risk and expense to install and maintain communication equipment on the roof of the Building, for its own use. The Landlord will provide, at no cost or expense to the Tenant, a mutually agreeable location for the installation. There shall be no ongoing charge for the space required for such communication equipment. The Landlord shall approve the size and method of installation of the communication equipment, such approval not to be unreasonably withheld or delayed. Such work to install and maintain any roof mounted communication equipment shall be in accordance with the terms of this Lease. Upon expiration or earlier termination of the Term, the Tenant, at its sole cost and expense, shall be obliged to remove said equipment and repairing damage caused by said removal. The Tenant shall co-operate with the Landlord, and shall remove and/or relocate such equipment, if required to do so, for the purpose of repairs and maintenance of the Building.

16.28	Roof Mounted Emergency Power Generator Equipment

For the Term, the Tenant shall have the right, exercisable at its option, to install and maintain on the roof of the Building, at its cost and expense, an emergency generator (generator will be self-contained, and include sound mitigation and an oil tank), a fuel tank in the lowest parking level of the Building, and fuel lines to supply such emergency generator, all to serve the Tenant’s electrical requirements. The Landlord will provide, at no cost or expense to the Tenant, mutually agreeable locations for the installation of the Tenant’s emergency generator, and associated fuel tank. There shall be no ongoing charge for the space required for the Tenant’s own generator, fuel tank, or for the Tenant’s access to conduit or riser space required to connect to such generator. Such work to install and maintain a generator shall be in accordance with the terms of this Lease. Upon expiration or earlier termination of the Term, the Tenant, at its sole cost and expense, shall be obliged to remove said equipment and repairing damage caused by said removal.

16.29	Internal Cooling Unit(s)

For the Term, the Tenant shall have the right, exercisable at its option, to install and maintain a supplemental condenser water system in the Premises, with heat rejection in the loading dock or on the roof of the Building. It is expected that the Tenant will require roughly fifty (50) tons of cooling to service the Tenant’s equipment rooms, 24/7 cooling zones, and to supplement the base building system in the Premises, where the Tenant’s cooling loads are intensive. The Landlord shall permit the Tenant to access Building’s municipal water to service the Tenant’s air-conditioning system. The Landlord will provide, at no cost or expense to the Tenant, mutually agreeable locations for the installation of such heat rejection equipment, and distribution pumps, and access to conduit or riser space required to connect to such cooling units, such installation to be at the sole cost and expense of the Tenant. There shall be no ongoing charge for the space required for such heat rejection equipment, and distribution pumps, and any conduit or riser space required for such installation. Upon expiration or earlier termination of the Term, the Tenant, at its sole cost and expense, shall be obliged to remove said equipment and repairing damage caused by said removal. The Tenant shall install at the Tenant’s sole cost and expense check meters for all utility consumption for the above-mentioned internal cooling units.

16.30	Restoration

Subject to Sections 3.5, 16.27, 16.28 and 16.29, the Tenant shall not be responsible for the restoration of the Premises or the removal of any Leasehold Improvements, the Tenant cabling or wiring, in the Premises, at the expiry or earlier termination of this Lease.

16.31	Leasehold Improvements

The Leasehold Improvements, fixtures, furnishings and equipment installed or placed in or on the Premises by or on behalf of the Tenant, howsoever affixed (other than the Building and its systems, and equipment, affixed thereto and forming part thereof), will be the personal property of the Tenant, during the Term, after which time same shall subject to Section 3.5 of this Lease become the property of the Landlord.

16.32	Building Access

The Landlord shall allow the Tenant, its agents, clerks, servants, employees and other persons transacting business with it to have access to the Premises by the main entrance or entrances of the Building and Premises and to use stairways and passages therefrom, and parking areas at all times, 365 days a year, on a 24 hour basis, subject to the rules and regulations provided in this Lease, and subject to emergencies.

16.33	Leasehold Improvement Allowance
(a)	It is understood and agreed that Landlord shall pay to the Tenant a leasehold improvement allowance being the sum of thirty-five dollars ($35.00) per sq.ft. multiplied by the Rentable Area of the Premises, together with the Sales Taxes thereon, (the “Leasehold Improvement Allowance”). The Tenant shall use the Leasehold Improvement Allowance to pay the cost of the Tenant’s Work in the Premises for its use and operation.

(b)	Notwithstanding the provisions of the foregoing, Landlord shall, on no more than three (3) occasions, allow the Tenant to draw portions of the Leasehold Improvement Allowance, which shall be payable within thirty (30) days following the date of the Tenant’s written request for such draw, subject to construction lien holdback, which shall be no more than 10% in the aggregate of the said Leasehold Improvement Allowance.

(c)	Payment of each progress draw shall be subject to the following:
(i)	delivery of invoices for costs incurred to date of such advance;

(ii)	the Tenant satisfying Landlord that the value of the construction materials and labour is commensurate with the amounts invoiced;

(iii)	statement of the Tenant’s contractor certifying that the level of work has been completed in respect to the current progress draw for the same has been made to the Landlord; and

(iv)	a draw request from the Tenant to the Landlord, including therewith the Tenant’s G.S.T registration number.

(d)	In addition to the foregoing provisions the final advance of the Leasehold Improvement Allowance for the Premises shall be payable upon the following conditions:
(i)	the delivery to the Landlord of proof of payment of worker’s compensation assessment for all the Tenant’s contractors and subcontractors

(ii)	the completion of the Tenant’s Leasehold Improvements and trade fixtures, and

(iii)	the delivery to the Landlord of a statutory declaration stating that there are no construction liens registered or outstanding affecting the Premises in respect to the Tenant’s Leasehold Improvements, or trade fixtures, and that all accounts for work, services or materials have been paid in full with respect to the Tenant’s Leasehold Improvements and trade fixtures.
(e)	If the Landlord fails to pay any installment(s) of the Leasehold Improvement Allowance to the Tenant when otherwise due to the Tenant, then the Tenant may set-off any such unpaid installment(s) together with interest thereon at a rate of six (6) percent per annum from the Basic Rent and Additional Rent next coming due until set-off in full.
16.34	Tenant’s Work

The Tenant shall be responsible for all work to prepare the Premises for its occupancy not provided under Landlord’s Work including, but not limited to, the installation and cost of all its internal partitions, fixtures, electrical wiring, telecommunication cabling and plumbing costs, together with the cost of any modifications to the ceiling, light or heating ventilation and air-conditioning systems in the Premises, as required by the Tenant’s occupancy, excluding any Landlord’s Work provided for herein (the “Tenant’s Work”).

The Tenant shall also be responsible for the cost of installing any special equipment required by its occupancy. The Tenant’s Work shall be completed in a good and workmanlike manner, subject to the prior written approval of the Tenant’s plans by Landlord, acting reasonably, as detailed and provided for in paragraph 16.35 contained herein and shall be completed in accordance with the Tenant Leasehold Improvement Manual attached as Schedule “H” to this Lease governing the Building’s rules and regulations for the coordination and construction of the Tenant’s Work.

Tenant shall bear (i) the out-of-pocket costs of all the Landlord’s plan reviews and approvals in respect of the mechanical and electrical components of the Tenant’s Work in an amount not to exceed $9,000.00 (plus Sales Taxes), and (ii) the reasonable out-of-pocket costs incurred by the Landlord in retaining its base building or designated engineers) or consultant(s) to review and approve the plans for any other component(s) of the Tenant’s Work (save for the mechanical and electrical components as aforesaid), unless the Tenant engages the services of any such base building or designated engineer(s) or consultant(s) with respect to any such component(s) of the Tenant’s Work in which event the Tenant shall not be responsible for any costs incurred by Landlord in respect thereof. The Tenant shall not be responsible for any charges for electrical use or other security, management, supervision, or elevator use, or other special Landlord costs, during the construction of the Tenant’s Work or Landlord’s Work, prior to the Commencement Date. Landlord shall co-ordinate with the Tenant the use of one (1) service elevator for the Tenant’s use during its Fixturing Period.

16.35	Working Drawings

The Tenant shall submit to the Landlord working drawings of its proposed improvements to the Premises, such drawings must be approved by the Landlord prior to the commencement of any such work, provided that such work shall be done by qualified and licensed contractors or sub-contractors of whom the Landlord shall have approved in writing, such approvals not to be unreasonably withheld or delayed. It shall be deemed that Landlord has given consent to the Tenant’s drawings and licensed contractors or subcontractors, if consent or other written notice is not provided to the Tenant within ten (10) Business Days from the Landlord’s receipt of the Tenant’s drawings or list of contractors.

The Landlord shall provide the Tenant with a copy of any and all design, mechanical and electrical drawings, for existing improvements in the Premises, that are within the Landlord’s possession and control upon acceptance of the Offer between the parties.

16.36	Permit and Approvals

It is the Tenant’s responsibility to secure all the necessary building permits and approvals required by the City of Toronto for all its Tenant’s Work. Such permits must be secured and copies provided to the Landlord before any work shall commence in the Premises. The Landlord shall promptly provide any consent or approvals required of it in this regard.

16.37	Condition of Premises

Except for the Landlord’s Work, as described herein, the Tenant shall accept the Premises on an “as is” basis, and with the understanding that any Leasehold Improvements currently in place shall remain for the use of the Tenant, for the duration of the Term.

16.38	Landlord’s Work

The Landlord shall be responsible for the cost and installation of the work outlined on the schedule attached hereto as Schedule “G” (the “Landlord’s Work”). The Landlord covenants and agrees to use its reasonable commercial efforts to complete its Landlord’s Work prior to the Access Date (as defined in Section 16.39 herein), subject to force majeure outlined in paragraph 16.19 herein.

Notwithstanding anything contained herein, the Tenant may request the Landlord to complete the Landlord’s Work to any one or more of the following floors (on a full floor basis only), being the 4th, 5th, 6th, and/or 7th floors in the Building, upon two (2) months written notice provided by the Tenant to the Landlord.

16.39	Fixturing Period

The Landlord shall complete the Landlord’s Work to such an extent that will permit the Tenant to commence and complete the Tenant’s Work without interference by the Landlord’s workmen or work on the 2nd, 4th, 5th, 6th, 7th, 8th, 9th, 10th and 11th floors on or before December 31, 2006 and on the 3rd floor on or before June 1, 2007 (the “Access Dates”), to permit the Tenant to carry out the construction of its Tenant’s Work, and for the installation of the Tenant’s trade fixtures and equipment which the Tenant shall be entitled to undertake during the period commencing from and after the Access Dates to and including the day immediately preceding the Commencement Date on a Rent free basis except as otherwise provided for in the last paragraph of Section 3.3 of this Lease.

16.40	Other Charges

The Tenant shall be responsible for its telecommunication charges and any other special services provided to the Premises, at its request

16.41	Additional Premises
(a)	The Landlord hereby represents and warrants to the Tenant that its existing lease (the “Current Lease”) with the existing tenant of the 12th floor of the Building (the “CT”) expires on October 31, 2007 and contains options to extend the term of the Current Lease for two (2) further separate and consecutive periods of five (5) years each upon written notice delivered to the Landlord on or before April 30, 2007 in the case of the first extension and April 30, 2012 in the case of the second extension.

(b)	Subject to subclause (d) below, at some time between October 1, 2011 and March 1, 2013 (the “A. P. Commencement Date”), the Landlord shall lease to the Tenant and the Tenant shall lease from the Landlord additional office space in the Building (the “Additional Premises”). The Additional Premises shall consist of the entire 12th floor of the Building in the event the CT fails to exercise its first option to extend the term of the Current Lease or the 12th floor of the Building is as of October 1, 2009, vacant and available for lease but otherwise shall consist of one full floor of the 14th, 15th, 16th, 17th and 18th floors of the Building. The Landlord acknowledges and agrees that it is the Tenant’s preference that the Additional Premises comprise the entire 12th floor of the Building and the Landlord shall use reasonable commercial efforts to accommodate such preference.

(c)	Subject to subclause (d) below, the lease of the Additional Premises shall commence on the A. P. Commencement Date and shall be coterminous with the Term (including for greater certainty any extension(s) or renewal(s) thereof, if exercised) and shall otherwise be under the same terms and conditions as this Lease, which shall apply mutatis mutandis, subject to the following provisions:
(i)	The Landlord shall on or before October 1, 2009 provide written notice to the Tenant of the exact location of the Additional Premises and the A. P. Commencement Date. The Landlord will complete the Landlord’s Work to the Additional Premises and deliver vacant possession of same to the Tenant no later than three (3) months prior to the A. P. Commencement Date and the Tenant shall thereafter to and including the day immediately proceeding the A. P. Commencement Date be permitted on a gross rent free basis to complete its Tenant’s Work to the Additional Premises.

(ii)	As provided for in this Lease the Landlord shall provide to the Tenant a leasehold improvement allowance for the Additional Premises. The value of the leasehold improvement allowance shall be prorated over the remaining Term after the A. P. Commencement Date and shall be equal to $0.291667 multiplied by the remaining months of the Term after the A. P. Commencement Date multiplied by the Rentable Area of the Additional Premises.
(d)	Notwithstanding anything contained in this Section 16.41 of this Lease, in the event that the Tenant has on or before October 1, 2009 leased or committed to lease pursuant to Section 16.25 of this Lease or otherwise, additional premises in the Building (other than the Premises) consisting of at least 17,698 square feet of Rentable Area, then the provisions of this Section 16.41 of this Lease thereafter shall be null and void and of no further force and effect.
16.42	Additional Rent

The Additional Rent for the calendar year 2005 is estimated to be $17.10 per rentable sq.ft. and composed of the following estimates:

Taxes:	$ 8.38 per rentable sq.ft. per annum*
Operating Costs:	$7.72 per rentable sq.ft. per annum**
Tenant Utilities:	$1.00 per rentable sq.ft. per annum*
Total:	$17.10 per rentable sq.ft. per annum

*	No management or administration fee shall be eligible

**	This estimate includes a management and administration fee which is not to exceed 15% of Operating Costs
The Tenant and the Landlord acknowledge that the above amount for Additional Rent is an estimate only and is subject to adjustment based on actual costs. It is further acknowledged that the estimate is based on current Business Hours and will increase as a result of the increased Building Operating Hours outlined in Section 6.2 herein.

16.43	Interesse Termini

The Landlord and Tenant acknowledge and agree that for all purposes of this Lease including, without limitation, for the purpose of the Tenant enforcing its right to exclusive possession of the Premises, the parties specifically waive the applicability of the common law doctrine of interesse termini (the “Doctrine”) and agree that the Doctrine shall not be applicable to this Lease or the rights of the Tenant under this Lease and the Tenant shall be entitled to enforce its rights and remedies contained in this Lease and at law (including, without limitation, obtaining an order for specific performance) as if the Doctrine had been abolished in the Province of Ontario.

16.44	Suite 208 — INTENTIONALLY DELETED

16.45	Landlord’s Covenant, Warranty and Representation

The Landlord covenants, warrants and represents to the Tenant as follows:
(i)	that it is the registered owner of the Development, it has the right to enter into and perform its obligations under this Lease and that it has obtained all approvals and consents required in order for it to do so; and

(ii)	save and except for routine day-to-day maintenance items, there are no significant anticipated or scheduled maintenance, repairs or replacements to the Development or any of its components.

16.46	INTENTIONALLY DELETED

16.47	Reasonableness

Unless otherwise stated in this Lease to the contrary, whenever any consent, approval, judgement, discretion or other similar decision is required of the Landlord, its architect, engineers, auditors or similar person, such consent, approval, judgement, discretion or other similar decision shall not be withheld or exercised unreasonably and all the parties shall be bound to act reasonably, in good faith and without undue delay.

16.48	Successors and Assigns

Except as otherwise specifically provided, the covenants, terms and conditions contained in this Lease shall apply to and bind the parties hereto and their respective successors and assigns.
IN WITNESS WHEREOF the parties hereto have duly executed this Lease as of the day, month and year first above written.

592423 ONTARIO INC.

Per:

[Authorized Signing Officer]

Per:

[Authorized Signing Officer]

We have authority to bind the Corporation.

LOYALTY MANAGEMENiT GROUP CANADA INC.

Per:

[Authorized Signing Officer]

Per:

[Authorized Signing Officer]

We have authority to bind the Corporation.